UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _____)

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Interface, Inc.
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Notice of 2024 Annual Meeting
of Shareholders & Proxy Statement
Interface

Notice of Annual Meeting of Shareholders

WHEN

May 13, 2024

11:00 a.m. Eastern Time

WHERE

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, Georgia 30309

ITEMS OF BUSINESS

1.	To elect ten members of the Board of Directors.

2.	To approve, on an advisory basis, executive compensation, often referred to as “say on pay.”

3.	To approve the adoption of an amendment and restatement of the Interface, Inc. 2020 Omnibus Stock Incentive Plan.

4.	To ratify the appointment of BDO USA, P.C. as the Company’s Independent Registered Public Accounting Firm for 2024.

5.	Such other matters as may properly come before the meeting and at any adjournments of the meeting.

RECORD DATE

The Board of Directors set March 15, 2024 as the record date for the meeting. This means that only shareholders of record at the close of business on March 15, 2024 will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary

April 1, 2024

PLEASE PROMPTLY COMPLETE AND RETURN A PROXY CARD

OR USE TELEPHONE OR INTERNET VOTING PRIOR TO THE MEETING SO THAT YOUR VOTE

MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

PROXY STATEMENT SUMMARY

The Board of Directors ("Board") of Interface, Inc. (the "Company," "we," "us," "our" or "Interface") is furnishing this Proxy Statement and soliciting proxies in connection with the proposals to be voted on at the Interface, Inc. 2024 Annual Meeting of Shareholders ("Annual Meeting") and any postponements or adjournments thereof. This summary highlights certain information contained in this Proxy Statement, but it does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

2024 Annual Meeting Information
Date	Monday, May 13, 2024
Time	11:00 a.m. Eastern Time
Location	Interface, Inc. 1280 West Peachtree Street NW Atlanta, Georgia 30309
Record Date	Friday, March 15, 2024
Stock Symbol	TILE
Stock Exchange	NASDAQ
Corporate Website	www.interface.com

In the event the Company changes the date, time or location of the Annual Meeting pursuant to the guidance issued by the SEC discussed above, the Company will inform shareholders in a manner as prescribed by such guidance.

Voting Items and Vote Recommendation

Item	Board Recommendation	Reasons for Recommendation	More Information
1. To elect ten members of the Board of Directors.	FOR

The Board and the Nominating & Governance Committee believe our nominees possess the skills, experience and qualifications to effectively monitor performance, provide oversight and support management's execution of the Company's long-term strategy.

Page 13
2. To approve, on an advisory basis, executive compensation, often referred to as a “say on pay.”	FOR	Our executive compensation program incorporates many compensation governance best practices and reflects our commitment to align pay with performance.	Page 24
3. To approve the adoption of an amendment and restatement of the Interface, Inc. 2020 Omnibus Stock Incentive Plan.	FOR	The Board and the Compensation Committee will use this plan to provide stock-based awards to attract, retain and incentivize key employees and directors.	Page 52
4. To ratify the appointment of BDO USA, P.C. as the Company’s Independent Registered Public Accounting Firm for 2024.	FOR	Based on its assessment, the Audit Committee believes that the re-appointment of BDO USA, P.C. is in the best interests of Interface and our shareholders.	Page 56

Vote in Advance of the Meeting			Vote in Person

Internet	Telephone	Mail
Using the Internet and voting at the website listed on the proxy card and the Notice.	Using the toll-free phone number listed on the proxy card and the Notice.	Signing, dating and mailing a proxy card.	See page 58 for details on attending the Annual Meeting in person.

Our Company

Who We Are

We are a worldwide leader in design, production and sales of commercial flooring, such as carpet tile, luxury vinyl tile, and rubber tile and sheet products. Our flooring systems help customers create beautiful interior spaces while positively impacting those who use them and our planet. We are committed to the pursuit of sustainability and minimizing our impact on the environment while enhancing shareholder value. This commitment is exemplified by our initiative called Climate Take Back™, in which we seek to lead industry in designing and making products in ways that will maintain a climate fit for life. We believe Interface has for decades been the most environmentally conscious company in the global flooring industry, and we remain committed to leading the industry in sustainability, design and innovation.

Our Global Sales and Manufacturing Platform

● Physical presence in 18 countries ● Six manufacturing locations on four continents ● Unique blend of efficiency and customization	● Global account management ● Global supply chain management

Strengths to Leverage

- Selling system and customer partnerships
- Sustainability leadership
- Manufacturing expertise
- Diversified portfolio
- Strong cash generation and balance sheet

Opportunities for Growth

- Reset operating model to one global company with strong global functions
- Expand margins through global supply chain management & improved productivity
- Accelerate new global products & designs
- Reallocate investment to big bets; drive profitable growth

We are **global leaders** in…

Sustainability

Design

Innovation

Images © Christopher Payne / Esto

… with a strong **financial foundation**

attractive margins | strong liquidity | healthy balance sheet

… and **unwavering commitment to our people**

winning culture | commitment to talent development | meaningful DEI progress

Our Performance

In addition to the financial data shown below, the Compensation Discussion and Analysis section of this Proxy Statement contains important measures of our 2023 financial performance.

NET SALES ($ in millions)	GROSS PROFIT and ADJUSTED GROSS PROFIT (NON-GAAP)* ($ in millions)

OPERATING INCOME and ADJUSTED OPERATING INCOME (NON-GAAP)* ($ in millions)	DILUTED EPS and ADJUSTED DILUTED EPS (NON-GAAP)*

*Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.

Our Capital Structure

We believe we have a strong capital structure and the financial resources to deliver on our strategic initiatives. During 2023, we generated strong cash flows and repaid $105 million of debt. We ended the year with total debt of $417 million and net debt of $307 million.

YEAR END TOTAL DEBT ($ in millions)	YEAR END NET DEBT (NON-GAAP)* ($ in millions)

NET INCOME (LOSS) and ADJUSTED EBITDA (NON-GAAP)* ($ in millions)	YEAR END NET DEBT / ADJUSTED EBITDA (NON-GAAP)*

*See Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Environmental, Social and Governance (ESG)

Interface embraces and supports core values in the areas of human rights, labor standards, environmental responsibility, and ethical practices. We have policies and actions in place that demonstrate our commitment to ESG and operating in an ethical and more sustainable manner that benefits all stakeholders – employees, customers, shareholders, and the environment. Our journey to more sustainable business practices is ongoing, guided by a purpose-driven culture and an emphasis on transparency.

Our Board of Directors oversees all areas of the overall ESG commitments at Interface. Our Nominating and Governance Committee, chaired by our Chairman, is responsible for monitoring and advising the Company’s management regarding environmental, social, and related governance matters that are significant to the Company. In addition, Interface has adopted an integrated, strategic approach to ensuring effective management of climate strategy and measurement, including oversight and monitoring by our Chairman.

Recent ESG Highlights include:

	ENVIRONMENTAL		SOCIAL		GOVERNANCE

●	Continued to implement our Climate Transition Plan to make progress on our verified Science-Based Targets	●	Completed the global rollout of Workday® for improved visibility into our people demographics; expanded the platform with launch of Workday Learning and Workday Talent & Performance	●	Adopted our Commitment to Human Rights, a global statement that outlines how we support human rights for all people

●	Transitioned 100% of our carpet tile product manufactured in Europe to our carbon negative CQuest™ backing	●	Continued to activate our global employee engagement strategy, introducing a mandatory Unconscious Bias Training course in the Americas and launching our first Inclusion Network, empowHER	●	Added a new female director to the Board of Directors, increasing our female representation to 30%

●	Expanded our carbon negative carpet tile offering to FLOR®, our specialty design brand, helping residential customers create beautiful and environmentally conscious homes	●	Introduced expanded benefits program for U.S.-based employees that support mental and physical well-being	●	Updated our Security Incident Response Plan and deployed new technology to support enhanced data privacy and cybersecurity

●	Conducted our first Global Employee Commuting Survey, measuring employee commuting data with information directly from employees	●	Launched The Home Project as part of our Reconciliation Action Plan to connect with, learn from, and collaborate with the First Nations people of Australia	●	Updated our Code of Conduct, creating one source of guidance and policies for our employees to follow

●	Named by the World Economic Forum as one of three “Circularity Lighthouses in the Built Environment” for our contributions to the circular economy			●	Appointed independent Chairman of the Board

To learn more about our progress to reduce environmental impacts, cultivate social responsibility, and operate with strong governance, please see our 2022 Impact Report. (Our ESG Report is not a part of this Proxy Statement.)

Summary of Item 1 - Election of Directors

In this proposal, shareholders are asked to vote "FOR" each of the following ten nominees.

Nominee Name	Director Since	Independent?	Audit Committee	Compensation Committee	Nominating & Governance Committee	Innovation & Sustainability Committee
John P. Burke	2013	Yes			✔
Dwight Gibson	2019	Yes		✔
Daniel T. Hendrix	1996	No				Chair
Laurel M. Hurd	2022	No
Christopher G. Kennedy	2000	Yes			Chair
Joseph Keough	2019	Yes	✔	✔
Catherine M. Kilbane	2018	Yes		Chair		✔
K. David Kohler	2006	Yes			✔	✔
Catherine Marcus	2023	Yes	✔
Robert T. O’Brien	2022	Yes	Chair			✔

Summary of Item 2 - Advisory Vote to Approve Executive Compensation

We provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this Proxy Statement. The vote is advisory, and therefore it is not binding on the Company, the Compensation Committee or our Board of Directors. We recommend that our shareholders vote "FOR" approval of our executive compensation as described in this Proxy Statement.

Our executive compensation program is generally designed to:

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation program.

We Do:		We Do Not:

✔	Provide a significant portion of our named executive officers’ total compensation in the form of awards tied to our long-term strategy and our performance.	X	Provide supplemental retirement benefits to our executive officers (other than a legacy arrangement with Mr. Stansfield, as described below).
✔	Require compliance with our Stock Ownership Guidelines, which require that our executive officers own a specified value of shares of the Company’s common stock.	X

Time the grants of equity awards to coordinate with the release of material non-public information, or time the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

✔	Have a Compensation Committee comprised entirely of independent directors who use an independent consultant retained by the Compensation Committee.	X	Provide tax gross-ups for our named executives.
✔	Have a clawback policy that requires the Company to recover from executives any excess incentive-based compensation resulting from an accounting restatement.	X	Provide excessive perquisites to executives.
✔	Have ongoing consideration and oversight by the Compensation Committee with respect to any potential risks associated with our incentive compensation programs.	X	Have a shareholder rights plan (i.e., poison pill).

✔	Prohibit our associates through our Insider Trading Policy from engaging in hedging transactions in our stock, and prohibit our officers and directors from pledging our stock as loan collateral.	X	Pay dividends on unvested performance-based equity awards.

✔	Utilize “double trigger” change-in-control provisions in our equity award and executive severance agreements.

The following sets forth the primary objectives addressed by each component of our executive compensation program:

For more information regarding our compensation, please see our Compensation Discussion and Analysis beginning on page 26.

Summary of Item 3 – Approve Adoption of Amendment and Restatement of Interface, Inc. 2020 Omnibus Stock Incentive Plan

The Compensation Committee of the Board of Directors has voted to adopt an amendment and restatement of the Interface, Inc. 2020 Omnibus Stock Incentive Plan effective May 13, 2024 (the “Effective Date”), subject to shareholder approval. The primary purpose of the amendment and restatement of the 2020 Omnibus Stock Incentive Plan is to continue, by making 3,200,000 additional shares available for such use, the original purpose of the plan, which is to attract and retain key employees and directors of the Company and its subsidiaries by providing such persons with stock-based incentives and rewards for performance. The 2020 Omnibus Stock Incentive Plan is also designed to promote the loyalty and retention of senior management and strengthen the mutuality of interests between senior management and the Company’s shareholders. Thus, the Company believes that it is important to have the 2020 Omnibus Stock Incentive Plan as an element of the Company’s compensation program. The material features of the proposed amendment and restatement of the 2020 Omnibus Stock Incentive Plan are described below in Item 3.

Summary of Item 4 - Ratify Appointment of BDO USA, P.C. as the Company’s Independent Registered Public Accounting Firm

BDO USA, P.C. (“BDO USA”) served as the Company’s independent registered public accounting firm for 2023. Our Audit Committee has selected BDO USA to audit our financial statements for 2024. Although it is not required to do so, the Board is submitting the Audit Committee's selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting in order to ascertain the view of our shareholders regarding such selection. We recommend that our shareholders vote "FOR" the ratification of BDO USA as the Company’s Independent Registered Public Accounting Firm for 2024. Below is summary information about BDO USA’s fees for services during 2023 and 2022:

	2023	2022
Audit Fees	$2,439,012	$2,486,000
Audit-Related Fees	51,880	21,000
Tax Fees	107,138	31,000
All Other Fees	-	-
Total	$2,598,030	$2,538,000

See Item 4 for further information regarding these fees.

NOMINATION AND ELECTION OF DIRECTORS

(ITEM 1)

The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, with the exact number of directors being established by action of the Board taken from time to time. The Board of Directors has set the current number of directors at ten.

In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors. Each nominee is an incumbent director standing for re-election. Each nominee has consented to being named herein and to continue serving as a director, if re-elected. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

Board Skills Matrix

The matrix below summarizes certain of the key experience, skills and attributes that our director nominees bring to the Board to enable the effective oversight of our Company and execution of our business strategy. This matrix highlights the depth and breadth of the skills and experience of our director nominees. Additional details regarding each director nominee’s skills, experience and background are set forth in the individual biographies that follow.

Experience, skills and Attributes	Burke	Gibson	Hendrix	Hurd	Kennedy	Keough	Kilbane	Kohler	Marcus	O’Brien
C-Suite Executive Management	✔	✔	✔	✔	✔	✔	✔	✔	✔
Industry Knowledge			✔	✔	✔
Accounting & Finance			✔			✔			✔	✔
International Business	✔	✔	✔	✔			✔	✔	✔	✔
Strategy Development	✔	✔	✔	✔	✔	✔		✔	✔	✔
Mergers & Acquisitions		✔	✔	✔		✔	✔	✔		✔
Sales & Marketing	✔	✔		✔				✔		✔
Environmental Sustainability	✔		✔		✔			✔
Corporate Governance & Risk Management							✔	✔		✔

Certain information relating to each nominee proposed by the Board is set forth below. Under our Corporate Governance Guidelines, directors are required to submit an offer of resignation upon experiencing a job change.

Nominees

Experience: Since 1997, Mr. Burke has been Chief Executive Officer of Trek Bicycle Corporation, one of the world’s largest manufacturers of bicycles, and a company with a mission to help the world use the bicycle as a simple solution to complex problems. He served as chairman of President George W. Bush’s President’s Council on Physical Fitness & Sports and is a founding board member of the Bikes Belong Coalition. Mr. Burke also serves on the board of Trek Bicycle Corporation.

John P. Burke

Qualifications and skills: Executive level business experience at a manufacturing company that is focused primarily on sales in the consumer channel and with an emphasis on sustainability and innovation.

Age: 62 Director since 2013 Chief Executive Officer, Trek Bicycle Corporation

Experience: Since January 2024, Mr. Gibson has been an Operating Partner with Pritzker Private Capital. From June 2021 to March 2023, he served as the Chief Executive Officer and as a director of BlueLinx Holdings, Inc. (NYSE: BXC), a leading wholesale distributor of building and industrial products in the U.S. Prior to joining BlueLinx, he was the Chief Commercial Officer for SPX FLOW, Inc., a leading global provider of process solutions and components across a variety of sanitary and industrial market applications. Previously, he served as President, Food & Beverage and Industrial Segments (May 2019 to May 2020) and President, Food & Beverage Segment (June 2016 to May 2019) for SPX FLOW. Prior to joining SPX FLOW, Mr. Gibson spent 11 years at HVAC manufacturer Ingersoll Rand.

Dwight Gibson

Qualifications and skills: Mr. Gibson brings to the Board experience in driving growth for purpose-driven global manufacturing companies, particularly in the areas of sales, operations, strategy and executive management.

Age: 49 Director since 2019 Operating Partner, Pritzker Private Capital

Experience: Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President-Finance in 1986, Senior Vice President-Finance in 1995, Executive Vice President in 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996, and served as Chairman of the Board from October 2011 to March 2024. In March 2017, Mr. Hendrix retired from the role of Chief Executive Officer. In January 2020, Mr. Hendrix was reappointed as President and Chief Executive Officer of the Company. Mr. Hendrix again retired from the role of Chief Executive Officer in April 2022. Mr. Hendrix has served as a director of cabinet maker American Woodmark Corporation (NASDAQ: AMWD) since May 2005.

Daniel T. Hendrix

Qualifications and skills:  Knowledge extending to virtually all aspects of the Company’s business, with a particular emphasis on strategic planning and financial matters, giving him a unique understanding of our strategies and operations. His tenure provides consistent leadership to the Board and facilitates the interrelationship between the Board and the Company’s executive leadership team.

Age: 69 Director since 1996 Former CEO and Former Chairman of the Board, Interface, Inc.

Experience: Ms. Hurd was appointed as the Company’s President and Chief Executive Officer in April 2022. From 2019 to 2022, Ms. Hurd served as Segment President, Learning and Development at global consumer goods company Newell Brands Inc., leading its Baby and Writing businesses. Previously, Ms. Hurd was the Division Chief Executive Officer for Newell Brands’ Writing division starting in February 2018. From 2016 to February 2018, she served as Chief Executive Officer of Newell Brands’ Baby division. From May 2014 until 2016, Ms. Hurd was President of the Baby and Parenting division at Newell Brands, where she oversaw the Calphalon, Goody, and Rubbermaid consumer brands. From 2012 to 2014, Ms. Hurd was Vice President, Global Development for Newell Brands, leading both Marketing and Research & Development for the Graco, Aprica, and Teutonia brands globally. Since August 2021, Ms. Hurd also has served on the board of directors of RV manufacturer Thor Industries, Inc. (NYSE: THO).

Laurel M. Hurd

Qualifications and skills: Extensive executive level experience in sales management, product development, strategy and brand stewardship in both the consumer-packaged goods and the consumer durables sectors.

Age: 54 Director since 2022 President and Chief Executive Officer, Interface, Inc.

Experience: Mr. Kennedy is the Chairman Emeritus of real estate development company Joseph P. Kennedy Enterprises, Inc., and is a Managing Member of real estate development company Wolf Point Management LLC. He has served on the board of trustees of Ariel Mutual Funds since 1994, and served on the board of directors of Knoll, Inc. (a leading designer and manufacturer of branded office furniture and textiles) from 2014 to 2021. Mr. Kennedy also serves on the boards of two non-profit organizations and one charitable foundation. Effective March 13, 2024, Mr. Kennedy was elected Chairman of the Board.

Christopher G. Kennedy

Qualifications and skills: Broad understanding of the fundamentals of our business, having managed more than 10 million square feet of commercial real estate and developed thousands of multi-family residential units, and currently oversees, on behalf of the Kennedy family, the billion-dollar Wolf Point real estate development in Chicago. Insight into our industry sector in his former role as the chief executive of one of the leading tradeshow producers in North America gave him responsibility for industry events that are critical to the go-to-market strategy for the Company. His contacts with leading architectural and design firms, as well as the commercial real estate sector, require engagement in submarkets that are important to our operations.

Age: 60 Director since 2000 Chairman of the Board Chairman Emeritus, Joseph P. Kennedy Enterprises, Inc.

Experience: Mr. Keough serves as Chairman and Chief Executive Officer of Wood Partners. Wood Partners is one of the nation’s largest multi-family residential real estate companies. Prior to serving as Chief Executive Officer, he served as both Chief Financial Officer and President of Wood Partners. Mr. Keough began his career in consulting, and was a Principal at The Boston Consulting Group, an international strategic consulting firm, and later served as Chief Operating Officer of Fuqua Capital, the vertically integrated family office of the Fuqua family. He currently serves on the board of home builder Meritage Home Corporation (NYSE: MTH), and one private company.

Joseph Keough

Qualifications and skills: Extensive executive level experience in the multi-family residential building industry, including leadership in the areas of finance, accounting, capital markets, real estate development, strategy and operations management.

Age: 54 Director since 2019 Chairman and Chief Executive Officer, Wood Partners

Experience: Ms. Kilbane retired in 2017 as Senior Vice President of The Sherwin-Williams Company, a Fortune 500 global leader in paints and coatings. She joined Sherwin-Williams in 2013 as Senior Vice President, General Counsel and Secretary. Prior to that, Ms. Kilbane was Senior Vice President and General Counsel from 2003 to 2012 at American Greetings Corporation, one of the world’s largest manufacturers of social expression products. From 1987 to 2003, she was a partner in the general business group at Baker & Hostetler LLP in Cleveland, Ohio. Ms. Kilbane is a director of The Andersons, Inc. (NASDAQ: ANDE) (where she also serves as lead independent director), a Fortune 500 diversified agribusiness company in the grain, ethanol, plant nutrient, and rail sectors, and The Davey Tree Expert Company, a provider of residential and commercial tree care services. She also is a member of the board of directors of the Cleveland Clinic Foundation.

Catherine M. Kilbane

Qualifications and skills: Over thirty years of experience in corporate law, extensive experience in mergers and acquisitions, including large, multinational transactions, a solid understanding of ensuring shareholder value through her fourteen years of experience with two publicly traded companies and board member experience with for-profit and non-profit organizations.

Age: 60 Director since 2018 Retired Senior Vice President and General Counsel, The Sherwin-Williams Company

Experience: Since 2015, Mr. Kohler has served as the President and Chief Executive Officer for Kohler Co., a manufacturer of kitchen and bath products, interior furnishings, engines and power generation systems, and an owner and operator of golf and resort destinations. In 2022, he became Chair of Kohler. His previous positions at Kohler include President and Chief Operating Officer (2009-2015), Executive Vice President (2007-2009) and Group President of the Kitchen and Bath Group (1999-2007). He has served as a member of the board of Kohler Co. since 1999, and also is a director of ceramic tile and natural stone manufacturer and distributor Internacional de Cerámica, S.A.B. de C.V., a public company traded on the Mexican Stock Market. Mr. Kohler also serves as a director of the non-profit corporation Green Bay Packers, Inc.

K. David Kohler

Qualifications and skills: Extensive business experience from his service in executive positions at a manufacturing company with international operations and distribution into both commercial and consumer channels.

Age: 57 Director since 2006 Chair and Chief Executive Officer, Kohler Co.

Experience: Ms. Marcus serves as the Co-CEO (since October 2023) and Chief Operating Officer (since 2014) of PGIM Real Estate, one of the world’s largest global real estate investment managers and a major profit center of PGIM, the global asset management business of Prudential Financial, Inc. (NYSE: PRU). She is responsible for global strategy and oversees PGIM Real Estate’s business and investment operations globally. Prior to assuming her current roles, Ms. Marcus held several positions with PGIM Real Estate, including head of its U.S. equity business (2014-2023) and senior portfolio manager for its flagship core equity real estate fund (2011-2014). She is also a member of the board of directors for Skanska AB (Nasdaq Stockholm: SKA B), the multinational construction company.

Catherine Marcus

Qualifications and skills: Extensive experience in the commercial real estate industry and a deep understanding of the corporate office segment, which is a critical area of focus and growth for Interface. She also brings years of global operating experience, understanding how to motivate and lead local teams while also driving global efficiency and consistency.

Age: 58 Director since 2023 Co-CEO and Chief Operating Officer, PGIM Real Estate

Experience: In May 2022, Mr. O’Brien retired from the position of Deputy Managing Partner of Growth & Offerings for Deloitte’s Audit & Assurance business. In that position, which Mr. O’Brien held since August 2019, he oversaw acquisitions, business development, client pursuits, marketing and marketplace intelligence activities. From December 2009 to March 2020, Mr. O’Brien served as Deloitte’s Global and U.S. Real Estate Sector leader, developing and executing Deloitte’s real estate sector strategy and leading its activities in consulting, advisory, tax and audit services for real estate clients. Mr. O’Brien was a partner at Deloitte from 1995 until his retirement, serving in the audit and mergers and acquisitions areas.

Robert T. O’Brien

Qualifications and skills: Over 35 years of experience assisting public and privately held real estate, private equity, hospitality and technology companies execute transactions, grow their businesses, and enhance operations. Extensive experience in accounting and auditing, mergers and acquisitions, and corporate finance, as well as financial reporting, internal control, regulatory, risk, leadership succession and corporate governance best practices. Mr. O’Brien is also a certified public accountant.

Age: 62 Director since 2022 Retired Deputy Managing Partner of Growth & Offerings, Deloitte & Touche LLP

Vote Required and Recommendation of Board

Under the Company’s Bylaws, election of each of the nominees requires a plurality of the votes cast by the Company’s outstanding Common Stock entitled to vote and represented (in person or by proxy) at the meeting. As noted below, however, in an uncontested election, any nominee who does not receive a majority affirmative vote must submit a resignation (which may be conditional) to the Board or its Chair. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED OR VOTED BY TELEPHONE OR INTERNET WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE INDICATED.

DIRECTOR INDEPENDENCE

For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are John P. Burke, Dwight Gibson, Daniel T. Hendrix, Laurel M. Hurd, Christopher G. Kennedy, Joseph Keough, Catherine M. Kilbane, K. David Kohler, Catherine Marcus, and Robert T. O’Brien. As a result of its review, the Board has determined that all the current directors, with the exception of Daniel T. Hendrix (who was an employee within the last 3 years) and Laurel M. Hurd (who is an employee), are independent.

CORPORATE GOVERNANCE

Board Leadership Structure

Effective March 13, 2024, we have an independent Chairman and separate Chief Executive Officer. Mr. Kennedy currently serves as Chairman and Ms. Hurd serves as Chief Executive Officer. Prior to March 13, 2024, and for all of 2023, we had a Lead Independent Director (Mr. Kennedy), a Chairman (Mr. Hendrix), and a separate Chief Executive Officer (Ms. Hurd). Because each of our Chairman and Chief Executive Officer were not considered “independent” under applicable standards, the Board had appointed Mr. Kennedy to serve as Lead Independent Director. The specific responsibilities of the Lead Independent Director were as follows:

●	Preside at Executive Sessions. Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
●	Call Meetings of Independent Directors. Has the authority to call meetings of the independent directors.
●	Function as Liaison with the Chairman. Serves as the principal liaison on Board-wide issues between the independent directors, the Chairman, and the Chief Executive Officer.
●

Participate in Flow of Information to the Board such as Board Meeting Agendas and Schedules. Provides the Chairman and the Chief Executive Officer with input as to meeting agenda items, advises the Chairman and the Chief Executive Officer as to the quality, quantity and timeliness of information sent to the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items.

●	Recommends Outside Advisors and Consultants. Recommends the retention of outside advisors and consultants who report directly to the Board.
●	Shareholder Communication. Ensures that he is available, if requested by shareholders and when appropriate, for consultation and direct communication.

Because the current Chairman of the Board (Mr. Kennedy) is independent, we have not appointed a Lead Independent Director.

Meetings and Committees of the Board

The Board of Directors held six meetings during 2023. All the incumbent directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

The independent directors meet in regularly scheduled executive sessions without Mr. Hendrix or members of management present. In 2023, the independent directors met three times in executive session.

The Board of Directors currently has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, and a new Innovation & Sustainability Committee. The following table lists the current members of each committee:

Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee	Innovation & Sustainability Committee

Laurel M. Hurd (Chair)	Robert T. O’Brien (Chair)	Catherine M. Kilbane (Chair)	Christopher G. Kennedy (Chair)	Daniel T. Hendrix (Chair)
Daniel T. Hendrix	Joseph Keough	Dwight Gibson	John P. Burke	Catherine M. Kilbane
Christopher G. Kennedy Robert T. O’Brien	Catherine Marcus	Joseph Keough	K. David Kohler	K. David Kohler Robert T. O’Brien

Executive Committee. The Executive Committee did not meet during 2023. Except for duties reserved to the other Board committees and for certain other exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

Audit Committee. The Audit Committee met eight times during 2023. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s Independent Registered Public Accounting Firm, financial management, and internal auditors, and (iii) provide an open avenue of communication among the Company’s Independent Registered Public Accounting Firm, financial management, internal auditors, and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent” in accordance with applicable law, including the rules and regulations of the SEC and the rules of the Nasdaq Stock Market, and that each of Messrs. Keough and O’Brien is an “audit committee financial expert” as defined by the rules and regulations of the SEC. Ms. Marcus was appointed to the Audit Committee effective March 13, 2024 (replacing Ms. Kilbane), and therefore the Board has not yet made a determination as to whether Ms. Marcus is an “audit committee financial expert”. The Audit Committee operates pursuant to an Audit Committee Charter which was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx.

Compensation Committee. The Compensation Committee met three times during 2023. The function of the Compensation Committee is to (i) evaluate the performance of the Company’s Chief Executive Officer and other senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, and (iv) review the administration of the Company’s employee benefit plans. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with applicable law, including the rules and regulations of the SEC and the rules of the Nasdaq Stock Market. The Compensation Committee operates pursuant to a Compensation Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The Compensation Committee’s policies and philosophy are described in more detail below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Nominating & Governance Committee. The Nominating & Governance Committee met four times during 2023. The Nominating & Governance Committee assists the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election to the Board, and monitoring the Company’s activities and practices regarding ESG matters that are significant to the Company. The Nominating & Governance Committee also assists the Board in reviewing and analyzing, and makes recommendations regarding, corporate governance matters, and it also recommends committee assignments for Board members. The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” in accordance with applicable law, including the rules of the Nasdaq Stock Market. The Nominating & Governance Committee operates pursuant to a Nominating & Governance Committee Charter that was adopted by the Board of Directors and may be viewed on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx.

Innovation & Sustainability Committee. Effective March 13, 2024, the Board of Directors established a new Innovation & Sustainability Committee. The Company has a long history of a strong and enduring commitment to innovation and sustainability, and the Board believes these core strengths are critical to the Company’s future success and value creation. The new Innovation & Sustainability Committee will focus on accelerating the Company’s innovation and sustainability initiatives, and institutionalizing its commitments in these areas to ensure that they endure. The charter for the new committee is currently under development.

Nominations for Board Service

In the event of a vacancy on the Board, the Nominating & Governance Committee develops a pool of potential director candidates for consideration. The Nominating & Governance Committee seeks candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, and impeccable personal integrity and reputations. The Committee does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership, in an effort to obtain a variety of viewpoints in the Board’s proceedings. The Nominating & Governance Committee considers whether candidates are free of constraints or conflicts which might interfere with the exercise of independent judgment regarding the types of matters likely to come before the Board, and have the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating & Governance Committee in identifying and selecting candidates include the needs of the Company and the range of talent and experience already represented on the Board. The Nominating & Governance Committee solicits suggestions from other members of the Board, from Company management, and occasionally from outside search firms, regarding persons to be considered as possible nominees. Our newest director Ms. Marcus was recommended by a third-party search firm. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating & Governance Committee, in care of the office of the Chairman of the Board, Interface, Inc., 1280 West Peachtree Street NW, Atlanta, GA 30309. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates who are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating & Governance Committee in the same manner as director candidates recommended by the Company’s directors, management and outside search firms.

Majority Vote Resignation Policy for Director Elections

Pursuant to governing law and documents, including the Company’s Bylaws as noted above, in most cases the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, the Board of Directors has adopted a resignation policy applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for directors. This policy does not alter the applicable legal standards. The policy requires that a nominee who does not receive a majority affirmative vote in an uncontested election promptly will tender, to the Board or its Chair, their resignation from the Board and committees on which the director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those voted “withhold,” with broker and other non-votes not being considered “votes cast.” You have been provided with options to vote “for” or “withhold” from each Director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority affirmative vote” for purposes of the resignation policy.

The Nominating & Governance Committee of the Board will consider any resignation conditioned upon Board acceptance, including any information provided by the Director, and, within 60 days of the shareholder meeting at which the Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The Nominating & Governance Committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new director or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the Nominating & Governance Committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the Nominating & Governance Committee and the Board may consider those factors it deems relevant to its recommendation, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in committee or Board decisions regarding their resignation, except in certain cases where multiple directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

Shareholder Outreach Programs

In each of the past three years, we have conducted one or more shareholder outreach programs per year, with the most recent taking place in late 2023 through early 2024. In that program, we requested conference calls with each of our top 25 shareholders, representing approximately 69% of outstanding shares, and we held conference calls with each shareholder that accepted our request, representing approximately 21% of outstanding shares. During the outreach program, which was led by the Company’s Chief Executive Officer, we discussed with shareholders various proxy and Company related issues and areas of shareholder interest – such as the Company’s corporate governance practices, executive compensation philosophy and practices, and ESG initiatives.

Enterprise Risk Management

The Company maintains a formal and robust Enterprise Risk Management (“ERM”) program. The Company’s ERM program is based on the Enterprise Risk Management – Integrated Framework defined by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), although tailored to the Company’s specific risk profile and needs. The Company’s ERM program is managed by a risk committee comprised of executive officers and other senior managers, is administered by the Company’s Director of Internal Audit, and is overseen by the Audit Committee pursuant to authority delegated by the Board of Directors in the Audit Committee Charter. The Company’s program includes a continuous process of identifying, assessing, addressing, monitoring and reporting on the risks that pose the greatest threats to the Company. As part of that process, the management risk committee conducts an annual survey of the Company’s top global leaders and its Board of Directors to assess the likelihood, potential impact and velocity of a large number of potential risks and to help identify emerging risks. The management risk committee meets quarterly to monitor the key identified risks and how they are being addressed, which may include, depending on the circumstances, mitigating, sharing, accepting or avoiding the risk. The management risk committee and Director of Internal Audit report to the Audit Committee quarterly on significant developments and key elements of the program.

In addition, the Board receives quarterly reports on other elements of risk that may potentially affect the Company, as identified and presented by management. The Board also assists in the Company’s risk oversight through its various committees described above. For example, the Audit Committee assists in overseeing the specific risks that relate to the Company’s financial statements, financial reporting process and internal control system. In that regard, the Company’s Director of Internal Audit and outside auditors report directly to the Audit Committee. The Nominating & Governance Committee assists in overseeing risk related to the Company’s corporate governance practices as well as the performance of individual Board members and committees, while the Compensation Committee assists in overseeing risk as it relates to the Company’s executive compensation program and practices.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available to shareholders without charge upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

Code of Conduct

The Board has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code is publicly available on the Investor Relations section of our website, https://investors.interface.com/investor-relations/default.aspx and will also be made available without charge to any person upon request in writing to our corporate Secretary at Interface, Inc., 1280 West Peachtree Street NW, Atlanta, Georgia 30309. We intend to disclose amendments to, or waivers from, provisions of the Code that apply to any director or principal executive, financial or accounting officers on our website at www.interface.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

The following table sets forth, as of March 15, 2024 (unless otherwise indicated), beneficial ownership of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director, (iii) each person who served as the Company’s Chief Executive Officer or Chief Financial Officer, and the next three most highly compensated executive officers, during 2023 (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group. Due to the nature of the awards, performance shares and restricted stock units awarded to the Company’s executive officers are not included in beneficial ownership of Common Stock. Unless otherwise noted, the business address for each beneficial owner is the Company’s corporate headquarters located at 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	Common Stock	9,736,333	(2)(3)	16.7%

Frontier Capital Management Co., LLC 99 Summer Street Boston, Massachusetts 02110	Common Stock	3,037,957	(2)(4)	5.2%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	5,255,552	(2)(5)	9.0%

Pzena Investment Management, LLC 320 Park Avenue, 8th Floor New York, New York 10022	Common Stock	3,490,324	(2)(6)	6.0%

John P. Burke	Common Stock	73,103	(7)	*

David B. Foshee	Common Stock	161,372	(8)	*

Dwight Gibson	Common Stock	50,070	(9)	*

Bruce A. Hausmann	Common Stock	181,699	(10)	*

Daniel T. Hendrix	Common Stock	306,219	(11)	*

Laurel M. Hurd	Common Stock	129,422	(12)	*

Christopher G. Kennedy	Common Stock	182,826	(13)	*

Joseph Keough	Common Stock	50,070	(14)	*

Catherine M. Kilbane	Common Stock	54,620	(15)	*

K. David Kohler	Common Stock	99,103	(16)	*

Catherine Marcus	Common Stock	4,799	(17)	*

Robert T. O’Brien	Common Stock	23,050	(18)	*

James L. Poppens	Common Stock	76,284	(19)	*

Nigel Stansfield	Common Stock	142,284	(20)	*

All executive officers and directors (14 persons)	Common Stock	1,534,921	(21)	2.6%

*	Less than 1%.

(1)

Percent of class is based on 58,365,226 shares outstanding on March 15, 2024, and is calculated assuming that the beneficial owner or group of beneficial owners has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days of March 15, 2024, and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)	Based upon information included in statements as of December 31, 2023, provided to the Company and filed with the SEC by such beneficial owners.

(3)

According to BlackRock, various persons have the right to receive, or the power to direct the receipt of, dividends from or the proceeds from the sale of such shares, and only one such person’s (iShares Core S&P Small-Cap ETF) interests in such shares exceeds 5% of the total outstanding shares of Common Stock. It states that it has sole voting power with respect to 9,544,204 of such shares, and sole dispositive power with respect to all such shares.

(4)

Frontier Capital Management Co., LLC is an investment advisor, and states that it has sole voting power with respect to 2,193,413 of such shares and sole dispositive power with respect to all such shares.

(5)

The Vanguard Group, Inc. is an investment advisor, and states that it has sole voting power with respect to none of the shares, shared voting power with respect to 43,763 of such shares, sole dispositive power with respect to 5,159,767 of such shares, and shared dispositive power with respect to 95,785 of such shares. It further states that its clients, including registered investment companies and other managed accounts, have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported securities, and that no one other person’s interest in the reported securities is more than five percent of the class of stock.

(6)

Pzena Investment Management, LLC is an investment advisor, and states that it has sole voting power with respect to 2,904,688 of such shares, and sole dispositive power with respect to all such shares. It further states that its clients have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of sale of, the reported securities, and that no interest of any one of its clients relates to more than five percent of the class of stock.

(7)	Includes 14,608 restricted shares.

(8)	Includes 45,556 restricted shares.

(9)	Includes 14,608 restricted shares.

(10)	Includes 64,787 restricted shares.

(11)	Includes 35,072 shares held indirectly by family trusts.

(12)	Includes 69,589 restricted shares.

(13)

Includes 14,608 restricted shares. Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Investments, LLC serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all shares held by Ariel Investments, LLC as investment advisor for Ariel Mutual Funds.

(14)	Includes 14,608 restricted shares.

(15)	Includes 14,608 restricted shares.

(16)	Includes 14,608 restricted shares.

(17)	All of such shares are restricted shares.

(18)	Includes 14,608 restricted shares.

(19)	Includes 44,487 restricted shares.

(20)	Includes 60,612 restricted shares.

(21)	Includes 392,086 restricted shares.

APPROVAL OF EXECUTIVE COMPENSATION

(ITEM 2)

The Company is asking its shareholders to vote, on an advisory basis, to approve the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers.

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2023 compensation of the Named Executive Officers.

The Company is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, including the compensation tables, notes, and narrative in those sections.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the compensation of the Named Executive Officers is approved on an advisory basis if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for the Company’s Named Executive Officers. For 2023, these individuals were:

Name	Title
Laurel M. Hurd	President and Chief Executive Officer
David B. Foshee	Vice President, General Counsel and Secretary
Bruce A. Hausmann	Vice President and Chief Financial Officer
James L. Poppens	Vice President and Chief Commercial Officer
Nigel Stansfield	Vice President and Chief Innovation & Sustainability Officer

As demonstrated below, the Committee believes that the Company’s performance-based compensation is appropriately designed to pay for performance, and that the structure strikes a proper balance among motivating management and rewarding strong management performance, while also accounting for macroeconomic uncertainty, the continued impact of the COVID-19 pandemic in certain geographies, as well as the regular cyclicality of our industry that is outside of management’s control.

Below are the Company’s 2023 financial data that most significantly impacted our Executive Compensation Program. The non-GAAP financial measures of currency neutral sales, adjusted operating income and adjusted EBITDA were utilized as 2023 performance criteria for our annual bonus plan and long-term equity incentives as discussed further below.

(Note: Please see Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures and an explanation of why we believe non-GAAP measures provide useful information to shareholders and the additional purposes for which we use non-GAAP measures.)

Overall Philosophy and Objectives

The Company’s compensation program is designed in a manner intended to both attract and retain a highly qualified, motivated and engaged management team whose focus is on enhancing shareholder value. The Company believes a straightforward program that is readily understood and endorsed by its participants best serves these goals, and has constructed a program that contains (1) multiple financial elements, (2) clear and definitive targets, (3) challenging but attainable objectives, and (4) specified performance metrics. More specifically, the objectives of the Company’s management compensation program include:

Program Design and Administration

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has developed and administers the Company’s executive pay program to provide compensation commensurate with the level of financial performance achieved, the responsibilities undertaken by the executives, and the compensation packages offered by comparable companies. The program currently consists of four principal components, each of which is designed to drive a specific behavioral focus, which in turn helps to provide specific benefits to the Company:

The Company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interests of shareholders. For 2023, those elements were substantially performance-based, as shown below (and based on target level achievement):

Laurel Hurd, President and CEO

Bruce Hausmann, VP and CFO

James Poppens, VP

Nigel Stansfield, VP

David Foshee, VP and General Counsel

Compensation Decision-Making

The Committee establishes base salaries for the executive officers, including the Named Executive Officers listed in the “Summary Compensation Table” included in this Proxy Statement. The Committee also administers the annual bonus program, the long-term incentive program, retirement benefits, deferred compensation arrangements, and, when applicable, special incentive programs.

The Company benchmarks its compensation practices against its peer group. In selecting the peer group, the Committee directly engaged Pearl Meyer & Partners, a nationally recognized, independent compensation consultant, to provide input on compensation matters. In 2023, the Company updated the self-determined peer group to exclude Kimball International, Inc., which was acquired in 2023 and no longer trades publicly, and also to incorporate other peer group changes to align with the peer group it now uses to measure executive compensation. In determining its peer group companies, the Company considered various factors, including the potential peer’s industry, business model, size and complexity. The Company chose a peer group that is a better representation of the Company’s size and market capitalization with minimal revenue dispersion, and with companies in similar industries or lines of business or subject to similar economic and business cycles, including companies with a significant international presence that are also focused on sustainability. The updated peer group selected by the Committee is comprised of:

ACCO Brands Corporation	MillerKnoll, Inc.
Apogee Enterprises, Inc.	PGT Innovations, Inc.
Armstrong World Industries, Inc.	SP Plus Corporation
Enviri Corporation (formerly Harsco Corporation)	Steelcase Inc.
Glatfelter Corporation	Unifi, Inc.
HNI Corporation	VSE Corporation

For the past several years, including 2021-2023, Pearl Meyer assisted the Compensation Committee in benchmarking the Company's compensation practices against the peer group. Pearl Meyer performs no other work for the Company. The work of Pearl Meyer for the Compensation Committee to date has not raised any conflict of interest.

The Committee also seeks compensation input from the Company’s Chairman, Chief Executive Officer and Chief Human Resources Officer. In addition, the Committee takes into account publicly available data relating to the compensation practices and policies of other companies within and outside the Company’s industry. Furthermore, the policies and programs described below are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

Compensation Risk Assessment

The Board, in conjunction with management, has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

Pursuant to Rule 5608 of the Nasdaq Stock Market, and Section 10D of the Securities Exchange Act and Rule 10D-1 thereunder, the Committee has adopted an enhanced Clawback Policy, effective October 2, 2023, which requires the Committee to take such action as it deems necessary to recover reasonably promptly from executive officers certain incentive-based compensation, including both cash and equity, following a restatement of the Company’s financial statements. Pursuant to the Clawback Policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws (an “Accounting Restatement”), regardless of individual fault, the Committee must require the forfeiture or reimbursement, subject to the terms of the Clawback Policy, from any current or former “Covered Executive” (meaning, any officer of the Company covered by Section 16(a) of the Securities Exchange Act) of the Company, any excess incentive-based compensation awarded during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement. Excess incentive-based compensation, as defined in the Clawback Policy, essentially means the amount or value of incentive-based compensation granted, earned or vested (“Awarded”) in excess of what would have been Awarded to that Covered Executive based on the Accounting Restatement. The Committee or the Board of Directors shall recover such excess incentive-based compensation unless the Committee determines such recovery would be impracticable pursuant to the terms of the Clawback Policy.

Discussion of Principal Elements of Compensation Program

Base Salaries

The Committee generally strives to set base salaries at the market median (50th percentile) of salaries offered by other employers in our industry and other publicly traded companies with characteristics similar to the Company (size, growth rate, etc.), based, by and large, on information provided by independent third-party advisors while also considering internal equalization policies of the Company. Some of the companies considered from time to time are included in our peer group discussed above.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries somewhat above or below the targeted amount. These factors include the executive’s level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, general economic conditions, and rates of inflation.

Base salary adjustments for executive officers generally are made (if at all) annually and are dependent on the factors described above. The changes in base salaries for the Named Executive Officers, and the rationale for those changes, are described below.

Name	2022 Base Salary	2023 Base Salary	% Change	Rationale
Laurel Hurd	$825,000	$858,000	4%	Merit
David Foshee	$405,000	$425,000	5%	Merit & Benchmark Alignment
Bruce Hausmann	$500,000	$520,000	4%	Merit
James Poppens	$425,000	$468,000	10%	New Role & Benchmark Alignment
Nigel Stansfield	£325,552	£338,574	4%	Merit

Please see the “Summary Compensation Table” included in this Proxy Statement for the base salaries actually paid to the Named Executive Officers in 2023.

Annual Bonus Opportunities

The Committee administers the shareholder-approved Executive Bonus Plan, which provides bonus opportunities for Company executives. The bonus opportunities provide an incentive for executives to earn cash compensation based on the achievement of important corporate or business unit (division or subsidiary) financial performance. In determining the appropriate bonus opportunities for 2023, the Committee sought to establish potential awards that, when combined with annual salary, place the total overall cash compensation opportunity for the Company’s executives between the 50th and 75th percentile for comparable companies, provided that the performance objectives are substantially achieved.

For 2023, each executive officer of the Company was assigned a bonus potential, expressed as a percentage of base salary. The 2023 bonus potential for each Named Executive Officer is described below.

Name	2023 Bonus Potential (as a percentage of base salary)
Laurel Hurd	125%
David Foshee	75%
Bruce Hausmann	90%
James Poppens	90%
Nigel Stansfield	90%

Actual payouts could range from 0% to 175% of the bonus potential (as described below), depending on the degree to which the established financial objectives were achieved, and are paid on an annual basis approximately 60 days following the end of the year.

In 2023, 100% of the bonus potential for the Chief Executive Officer, Chief Financial Officer and each of the other Named Executive Officers was based on measurable financial objectives. These objectives consisted of adjusted operating income, and currency-neutral sales, and the relative weights assigned to these financial objectives were 85% and 15%, respectively.

For each financial objective, the Committee establishes a threshold amount, a goal amount, and a maximum amount. The threshold amount must be achieved in order for any bonus amount to be earned with respect to that objective. A pro rata bonus amount is earned based upon (i) the degree to which the threshold amount (resulting in a “cut in” payout equal to 25% of the bonus potential for that criterion) is exceeded, up to the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion), or (ii) the degree to which the goal amount (resulting in a payout equal to 100% of the bonus potential for that criterion) is exceeded, up to the maximum amount (resulting in a payout equal to 175% of the bonus potential for that criterion). The approach to goal setting involves a process of reviewing, among other things, our prior year’s financial performance, our annual operating plan, and our short-term and long-term strategic objectives. We also take into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent. Given this methodology, the Committee believes that the threshold level, while challenging, is reasonably likely to be achieved in normalized market conditions, the goal amount is achievable with strong management performance, and the maximum amount would encourage and reward outstanding performance.

For example, the Company’s 2023 annual thresholds, goals and maximums were as follows:

Criteria	Weighting	Threshold	Goal	Maximum
Adjusted Operating Income	85%	$78,000,000	$120,000,000	$138,000,000
Currency-Neutral Sales	15%	$1,165,016,000	$1,273,242,000	$1,317,805,000

For 2023, the Company’s adjusted operating income (see Appendix A) was $116.4 million, thus exceeding the established threshold amount and resulting in a payout of 93.6% for this criterion (79.5% of the executive’s bonus potential after applying the 85% weighting). The Company’s 2023 currency-neutral sales were $1,260.1 million, thus exceeding the established threshold amount and resulting in a payout of 90.9% for this criterion (13.6% of the executive’s bonus potential after applying the 15% weighting).

Based on the Company’s performance, overall 2023 bonus achievement was approximately 93.2% of bonus opportunity for each of the Names Executive Officers, resulting in the following cash payouts:

Name	2023 Actual Bonus
Laurel M. Hurd	$999,570
David Foshee	$297,075
Bruce Hausmann	$436,176
James Poppens	$392,558
Nigel Stansfield	£283,996

Long-Term Incentives

The Committee administers the shareholder-approved Interface, Inc. 2020 Omnibus Stock Incentive Plan (the “Omnibus Stock Plan”), which is an equity-based plan that allows for long-term incentive awards such as restricted stock, performance shares, restricted stock units, and stock options. The Omnibus Stock Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment), nonqualified stock options, stock appreciation rights, restricted stock units (also known as deferred shares), performance shares and performance units. The size of the awards made to individual officers is based on an evaluation of several factors, including the officer’s level of responsibility, the officer’s base salary, benchmark data and the Company’s overall compensation objectives. The amount and nature of prior equity incentive awards also are generally considered in determining new awards for executive officers.

Long-term incentives are intended to attract and retain outstanding executive talent, create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value, and motivate executives to achieve specific performance objectives. For instance, stock options (when granted) have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the stock options only have value if the market price of the Company’s stock rises after the grant date (although no stock options have been granted in recent years). Additionally, restricted stock, restricted stock units, and performance share awards generally vest, in whole or in part, over a period of multiple years (three years for grants made in recent years), giving the executive an incentive to remain employed with the Company for a significant time period to have the opportunity to vest in an award.

Description of Available Awards

Restricted Shares

Awards of restricted shares under the Omnibus Stock Plan generally vest over a period of multiple years following the date of award. The Committee may, in its discretion, also establish performance criteria for these awards, and the restricted shares may vest earlier if such performance criteria are satisfied. Unvested awards are also subject to forfeiture under certain circumstances. All restricted shares awarded to date have been made without consideration from the participant (although the Omnibus Stock Plan authorizes the Committee, in connection with any award, to require payment by the participant of consideration, which can be less than the fair market value of the award on the date of grant). Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Performance Shares

Performance shares are awards reflected in a bookkeeping entry that records the equivalent of one share of Common Stock that may subsequently be earned and payable (and issued) to the participant if specified performance criteria established by the Committee are satisfied. Awards of performance shares may be settled in Common Stock, cash, or a combination thereof, at the Company’s election. Grants of performance shares may provide for the payment to the participant of dividend equivalents on a current, deferred or contingent basis; provided, in all of our past awards of performance shares, we have accrued dividend equivalents that are paid only if and when the underlying performance shares vest. Awards of performance shares generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Stock Options

Options granted under the Omnibus Stock Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Omnibus Stock Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options may be structured to vest over a period of multiple years. Options granted under the Omnibus Stock Plan expire following a pre-determined period of time after the date of grant (which may not be more than 10 years after the grant date), and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution.

The Committee has not granted stock options to any executive officer in the past three years.

Restricted Stock Units

An award of restricted stock units represents an agreement by the Company to issue or transfer shares to the participant in the future in consideration of the performance of services, subject to the fulfillment of such other conditions as the Committee may specify. When so determined by the Compensation Committee, awards of restricted stock units may specify performance objectives. Prior to the payment of the restricted stock units (and delivery of any underlying Shares), the participant has no rights of ownership in the underlying shares. Awards of restricted stock units may be settled in Common Stock, cash, or a combination thereof, at the Company’s election. Awards of restricted stock units may provide for the payment to the participant of dividend equivalents on a current, deferred or contingent basis; provided, in all of our past awards of restricted stock units, we have accrued dividend equivalents that are paid only if and when the awards vest. Awards of restricted stock units generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Other Potential Awards

The Omnibus Stock Plan also provides for the award of stock appreciation rights and performance units. The Committee has not granted any of these other types of awards to any executive officer through the end of 2023.

Omnibus Stock Plan Awards in 2021

One-half of the 2021 awards were granted as time-based restricted stock, and the shares would vest 100% on the third anniversary of the grant date, if the executive remained employed with the Company until that date. As in prior years, the 2021 time-based restricted stock awards included a “double trigger” change-in-control vesting provision. In other words, these awards would not vest automatically based solely on the occurrence of a change in control alone; rather, there must be “second trigger” of either (i) an involuntary separation from service or (ii) a separation from service for “Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company). The executive also had the right to receive any cash dividends paid on this time-based restricted stock, throughout the three-year term.

The other half of the 2021 awards were granted as performance shares with two performance metrics – adjusted EBITDA (75% weighting) and three-year cumulative return on invested capital (25% weighting) – for the three-year performance period of 2021 to 2023. These awards provided an opportunity for grantees to earn shares based on adjusted EBITDA achievement during each year of the three-year performance plan, but the vesting of those earned shares was deferred until the Committee’s certification of attainment of all performance measures following the end of the three-year performance period. The amount of performance shares earned based on adjusted EBITDA achievement was determined pro rata based upon (i) the degree to which an applicable adjusted EBITDA threshold level was achieved (at which point 25% of the performance shares would be earned) or exceeded up to an applicable adjusted EBITDA target level (at which point 100% of the performance shares would be earned), or (ii) the degree to which the applicable adjusted EBITDA target level was exceeded up to an applicable adjusted EBITDA maximum level (at which point two times the nominal performance shares would vest). The same methodology applied for calculation of achievement of the portion of the award based on three-year cumulative return on invested capital. There was no “time vesting” opportunity for this part of the award. The Company does not pay dividends on unvested performance shares. Rather, “dividend equivalents” accrue on these awards of performance shares and are paid only if and when the related performance shares vest.

The Compensation Committee retained authority in the event of a change-in-control to alter or amend the terms of the 2021 awards of performance shares in any manner it deemed equitable and necessary or advisable to take into account the effect of the change-in-control. Such modifications may include, without limitation, (i) providing for payment in the form of cash or other securities in lieu of shares, (ii) vesting of all or a portion of the performance shares based on the attainment of the performance criteria determined as of the date of the change-in-control, (iii) accelerating the vesting of the performance shares in full or on a pro rata basis, (iv) converting some or all of the shares to time-based vesting, or (v) making appropriate adjustments to the performance criteria. However, in the event of a “double trigger” change-in-control and termination of employment as described above, the employee would vest in the nominal number of outstanding performance shares.

Primarily due to the challenges involved in setting multi-year performance targets during the uncertainty created by the COVID-19 pandemic, the threshold, goal and maximum achievement levels for the year 2021 were set at the time of the award based upon the Company’s 2021 annual operating plan, with the goals for years 2022 and 2023 based on a numerical formula targeting 6% growth over the prior year’s actual adjusted EBITDA result. In addition, if the actual adjusted EBITDA achieved in year 1 or year 2 of the award was less than the goal amount, any actual adjusted EBITDA achieved in the following year in excess of the goal amount would be added back to the prior year’s actual result to earn additional shares, capped at the goal amount. The Committee believes this approach recognized the difficulty setting future year EBITDA targets in the uncertain pandemic environment while still requiring meaningful year-over-year growth regardless of the prior year results.

The targets for the portion of this award that was eligible for achievement (and future vesting) based on 2023 adjusted EBITDA (in millions) were:

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$130.7	$186.7	$214.7

For 2023, adjusted EBITDA (see Appendix A) was $162.0 million, which exceeded the above-stated threshold and resulted in achievement of 67.0% of the portion of this award that was eligible to be earned based on 2023 performance.

The threshold, goal and maximum achievement levels for the portion of the 2021 awards based on three-year (2021-2023) cumulative return on invested capital were 8.0%, 11.5% and 12.6%, respectively. The actual three-year cumulative return on invested capital was 11.6%, which exceeded the goal and resulted in achievement of 108.2% of this portion of the award.

In sum, the total achievement under the 2021 long-term incentive awards (including all performance-based achievement for the years 2021-2023 as well as time-based vesting) was 99.3% of the award. The Compensation Committee certified the attainment, and these shares vested, in February 2024.

Omnibus Stock Plan Awards in 2022

The 2022 long-term incentive plan awards have the same structure as described above for awards granted in 2021, but with the threshold, goal and maximum achievement levels for the initial year 2022 were set based upon the Company’s 2022 annual operating plan, and the three-year performance period is 2022-2024. The targets for the portion of this award that was eligible for achievement (and future vesting) based on 2023 adjusted EBITDA (in millions) were:

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$130.7	$186.7	$214.7

As discussed above, for 2023, adjusted EBITDA (see Appendix A) was $162.0 million, which exceeded the above-stated threshold and resulted in achievement of 67.0% of the portion of this award that was eligible to be earned based on 2023 performance. The earned shares will not vest until the Compensation Committee certifies attainment following the end of the three-year performance period 2022-2024.

Omnibus Stock Plan Awards in 2023

The 2023 long-term incentive plan awards are substantially similar to those described above for 2022, except for material changes described in this paragraph. The Committee made the following changes to better reflect prevailing peer practices: (i) adopted a modified “Rule of 75” (combined age and employment tenure, with minimum age of 58) retirement provision that allows for pro-rata vesting of awards upon eligible retirement; (ii) issued restricted stock units (deferred shares) instead of restricted stock to minimize unfavorable tax consequences associated with the new retirement provision; (iii) adopted ratable vesting of time-based restricted stock units (one-third each year over the three-year vesting period) rather than three-year “cliff” vesting; and (iv) adopted a single three-year (2023-2025) aggregate adjusted EBITDA goal, rather than three one-year goals with annual attainment measurement, with the three-year aggregate adjusted EBITDA goal being the sum of (a) the 2023 budgeted adjusted EBITDA target, plus (b) 106% of 2023 actual adjusted EBITDA result, plus (c) 106% of 2024 actual adjusted EBITDA result.

The 2023 adjusted EBITDA targets under this award (in millions) were:

Criteria	Threshold	Goal	Maximum
Adjusted EBITDA	$114.9	$164.2	$188.8

As discussed above, for 2023, adjusted EBITDA (see Appendix A) was $162.0 million. This 2023 result will be aggregated with adjusted EBITDA for years 2024 and 2025 to determine achievement against the single three-year (2023-2025) aggregate adjusted EBITDA goal formula described above. Any shares achieved against that goal (using the same pro rata determination calculations described above in the 2021 awards) will not vest until the Compensation Committee certifies attainment following the end of the three-year performance period 2023-2025.

Changes in Executive Compensation in 2024

For 2024, the Compensation Committee maintained the same executive compensation program design as that described above for 2023, to provide year-over-year consistency and continue to align the Company’s program with its peers.

Other Elements of Compensation Program

In addition to the principal compensation program elements described above, the Company has adopted a number of other elements to further its compensation program goals. They are as follows:

● 401(k) Plan and Other Defined Contribution Plans	● Employment and Severance Protection Agreements

● Elective Deferred Compensation Program	● Limited Perquisites

401(k) Plan and Other Defined Contribution Plans

The Company maintains the Interface, Inc. Savings and Investment Plan (the “401(k) Plan”), a tax-qualified 401(k) plan which provides its U.S.-based employees a convenient and tax-advantaged opportunity to save for retirement. The Company’s Named Executive Officers who are based in the United States are eligible to participate in the 401(k) Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over time. The Company periodically evaluates the level of matching contributions afforded participant employees to ensure competitiveness in the marketplace. The Company currently matches 50% of the first 6% of the employee’s eligible compensation (capped by statutory limitations) that the employee contributed to the 401(k) Plan.

Elective Deferred Compensation Program

The Company also maintains the Interface, Inc. Nonqualified Savings Plan II (the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States. The compensation level required to participate in the Nonqualified Plan was $130,000 in total annual compensation, and the Company had 117 participants in the plan (including both current and former employees) at the end of 2023. As with the Company’s 401(k) Plan, the Named Executive Officers who are based in the United States are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive eligible employees based in the United States, and receive the same benefits afforded all other participants. Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. The Company currently matches 50% of the first 6% of the employee’s eligible salary and bonus (and sales commissions, if applicable) that was deferred, less any potential Company matching amounts under the 401(k) Plan.

Please see the “Non-Qualified Deferred Compensation” table included in this Proxy Statement for further details regarding the Nonqualified Plan, as well as the Company’s Named Executive Officers’ contributions, earnings and account balances applicable to the Nonqualified Plan for fiscal year 2023.

Pension/Salary Continuation Programs

Foreign Defined Benefit Plans

The Company has trustee-administered defined benefit retirement plans (“Pension Plans”) which cover certain of its overseas employees. The benefits are generally based on years of service and the employee’s average monthly compensation. Mr. Stansfield is a participant in a legacy Pension Plan which existed and was frozen during the time before he became an executive officer. None of our other Named Executive Officers are participants in these plans. Please see the “Pension Benefits” table included in this Proxy Statement for information about Mr. Stansfield’s pension benefit.

Salary Continuation Plan

Pursuant to a former Salary Continuation Plan which is closed to new participants, the Company has maintained a Salary Continuation Agreement with its former employee and current director Mr. Hendrix since 1986. (The Company most recently amended and restated the Salary Continuation Agreement with Mr. Hendrix in January 2008, primarily to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The benefits under his amended and restated agreement are substantially similar to those under his prior agreement.) The individual Salary Continuation Agreement contains essentially all of the benefit terms and conditions, and the agreement controls in the event of any conflict with the Salary Continuation Plan document. Please see the “2023 Director Compensation” table included in this Proxy Statement for information about the Salary Continuation Plan benefits applicable to Mr. Hendrix. No other current officers or employees of the Company participate in the Salary Continuation Plan.

Employment and Severance Protection Agreements

The Company has Severance Protection and Change in Control Agreements with each of its current executive officers that provide for certain severance benefits if the individual’s employment is terminated involuntarily without cause or in connection with a change in control. The agreement also contains provisions placing restrictions on the individual’s ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination. (Mr. Stansfield also has a separate employment agreement addressing the basic terms of his U.K.-based employment.)

Please see the further discussion below in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement regarding the respective employment and severance protection agreements of the Company’s Named Executive Officers.

Perquisites

In order to provide a market competitive total compensation package to the Company’s executive officers, including the Named Executive Officers, the Company provides a limited set of perquisites that it believes enable its Named Executive Officers to perform their responsibilities efficiently and with minimal distractions. The perquisites provided to one or more Named Executive Officers in 2023 included the following:

● Company-provided automobile/allowance	● Long-term care and life insurance

● Company-provided telephone

Please see the “Summary Compensation Table” included in this Proxy Statement (and the notes thereto) for a more detailed discussion of these perquisites and their valuation.

Special Incentive Programs

From time to time, in its discretion, the Committee may implement special incentive programs which provide executives an opportunity to earn additional compensation if specific performance objectives (such as stock price appreciation, debt reduction, cash accumulation, or attainment of a specified financial ratio) are met. No special incentive programs have been used in the past several years.

Stock Ownership and Retention Guidelines

To further tie the financial interests of Company executives to those of shareholders, the Committee has established stock ownership and retention guidelines. Pursuant to the stock ownership and retention guidelines, executives are expected to accumulate a number of shares (unrestricted) of the Company’s Common Stock having a value equaling three times base salary in the case of the Chief Executive Officer and two times base salary in the case of the other executive officers (based on salaries and the stock price at the time the new guidelines were adopted in 2016). The expectation is for executives to reach this ownership level within four years of joining the Company or otherwise becoming an executive officer. As of the end of 2023, all Named Executive Officers had met this target, except for (i) Ms. Hurd, who was appointed to her position in April 2022 and (ii) Mr. Poppens, who was appointed to his executive position in November 2020. To facilitate accomplishing the ownership targets, executive officers generally are expected to retain at least one-half of the net after-tax shares (i.e., the net shares remaining after first selling or the withholding of sufficient shares to cover the anticipated tax liability and, in the case of stock options, the exercise price) obtained upon the vesting of equity awards and the exercise of stock options.

Directors also are subject to stock ownership requirements. Directors are required to hold 2,000 unrestricted shares. Any new director is required to accumulate these shares by the second anniversary of his or her election. As a guideline, non-employee directors also are expected to retain during their tenure all of the net after-tax shares obtained upon the vesting of restricted stock and at least one-half of the net after-tax shares obtained upon the exercise of stock options. All current directors have met this stock ownership standard, except for Ms. Marcus, who was appointed as a director in December 2023.

The Company has a policy that generally prohibits all of its employees, officers and directors from engaging in short sales or trading in puts, calls and other options or derivatives with respect to the securities of the Company. In addition, directors and officers of the Company are prohibited from pledging the Company’s securities as collateral for a loan or other obligation.

Compensation Deductibility

Although the Committee considers deductibility issues when approving executive compensation elements, the Company and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Company and the Committee may make compensation decisions without regard to deductibility when it is deemed to be in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this 2024 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC.

THE COMPENSATION COMMITTEE
Catherine M. Kilbane (Chair)
Dwight Gibson
Joseph Keough

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company served as either a member of the compensation committee or a director of any other entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about the compensation paid by the Company and its subsidiaries to the Company’s Named Executive Officers for each of the past three fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	($) (c)	($) (d)(1)	($) (e)(2)	($) (f)	($) (g)(3)	($) (h)(4)	($) (i)(5)	($) (j)(6)
Laurel M. Hurd,	2023	858,000	-	2,614,777	-	999,570	-	54,163	4,526,511
President and CEO	2022	584,375	-	3,543,485	-	941,531	-	21,919	5,091,309

David B. Foshee,	2023	425,000	-	736,994	-	297,075	-	37,419	1,496,488
Vice President,	2022	405,000	-	437,868	-	277,324	-	37,921	1,158,113
General Counsel and	2021	392,879	-	819,469	-	426,372	-	26,040	1,664,760
Secretary

Bruce A. Hausmann,	2023	520,000	-	1,043,916	-	436,176	-	47,184	2,047,276
Vice President and	2022	500,000	-	648,684	-	410,850	-	42,753	1,602,288
CFO	2021	454,490	-	1,137,561	-	591,882	-	28,419	2,212,352

James L. Poppens,	2023	468,000	-	936,668	-	392,558	-	26,522	1,823,749
Vice President	2022	425,000	-	551,382	-	444,083	-	26,192	1,446,656
	2021	400,000	-	667,456	-	380,520	-	27,681	1,475,657

Nigel Stansfield,	2023	431,015	-	938,663	-	361,535	54,137	37,312	1,822,662
Vice President*	2022	392,557	-	562,738	-	256,144	0	31,343	1,242,782
	2021	426,695	-	1,111,610	-	633,259	0	34,442	2,206,006

*

Mr. Stansfield was paid in British pound sterling. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment in British pound sterling into U.S. dollars based on the exchange rate in effect as of the end of the year (£1 to $1.27 for 2023, £1 to $1.21 for 2022, and £1 to $1.35 for 2021).

(1)

The Company paid no discretionary bonuses, or bonuses based on performance metrics that were not pre-established and communicated to the Named Executive Officers. All cash bonus awards were performance-based. These payments, which were made under the Company’s Executive Bonus Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

(2)

The amounts reported in the “Stock Awards” column are computed based upon the grant date fair values as of the respective grant dates. See the Note entitled “Shareholders’ Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards” table included in this Proxy Statement for additional information about equity awards granted in 2023, and the “Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end 2023. The ultimate payout value with respect to the “Stock Awards” included in column (e) may be significantly more or less than the amounts shown, and possibly zero, depending on the Company’s financial performance at the end of the performance or restricted period and the recipient’s tenure of employment. For a description of the performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by and paid to each Named Executive Officer under the Company’s Executive Bonus Plan. The material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(4)

The amount reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represents the aggregate change in the actuarial present value of the accumulated benefit under the Interface Europe Pension Scheme (the “UK Plan”) for Mr. Stansfield, except where such amount is negative and in that case is shown as $0 in the table. Mr. Stansfield participates in a legacy European pension plan which existed and was frozen during the time before he became an executive officer. In 2023, the actuarial present value of the accumulated benefit for Mr. Stansfield increased by $54,137. See the “Pension Benefits” table of this Proxy Statement for additional information about these benefits for Mr. Stansfield. The other Named Executive Officers do not participate in a Pension Plan. The Company does not pay any above-market interest (or any guaranteed interest rate) on its Nonqualified Plan.

(5)

The amounts reported in the “All Other Compensation” column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits, and (ii) amounts contributed by the Company to the 401(k) Plan or Nonqualified Plan (collectively, the “Company Retirement Plans”). The material provisions of the Company Retirement Plans are contained in the “Compensation Discussion and Analysis” section herein.

The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to the Company’s Named Executive Officers during 2023.

Name	Automobile ($)	Telephone ($)	Dividends and Dividend Equivalents ($)	Company Contributions to Retirement Plans ($)	Other ($)
Laurel M. Hurd	18,000	1,454	3,479	31,230	0
David B. Foshee	12,504	699	3,052	21,070	94
Bruce A. Hausmann	12,038	2,777	4,284	27,926	158
James L. Poppens	12,281	2,459	1,906	9,643	233
Nigel Stansfield	16,511	923	3,544	0	16,335

Automobile/Automobile Allowance. Each of the Named Executive Officers was provided with use of a company-provided automobile, or an automobile allowance, plus fuel and maintenance.

Telephone. The Company paid certain fees associated with the Named Executive Officers’ use of company-provided cellular telephones.

Dividends and Dividend Equivalents. In 2023, the Company paid on all outstanding Common Stock of the Company (including time-based awards of restricted stock, but not on unvested performance shares) dividends of $0.01 per share in each fiscal quarter. Dividend equivalents accrue on awards of performance shares and are paid out only if, and to the extent, the performance shares actually vest. The amounts in the “Dividends and Dividend Equivalents” column reflect dividends paid on time-based restricted shares, and dividend equivalents paid on performance shares that vested, in 2023.

Contributions to Retirement Plans. The Company makes matching contributions, on the same terms and using the same formulas as for other participating employees, to each U.S.-based Named Executive Officer’s account under the 401(k) Plan and the Nonqualified Plan, as applicable.

Other. For Ms. Hurd and Messrs. Foshee, Hausmann and Poppens, the amount represents Company paid premiums for long-term care insurance. For Mr. Stansfield, the amount represents Company paid premiums for life, critical illness and private health insurance.

The amounts reflected below represent the contributions to retirement plans by the Company:

Name	Year	Company Contribution To 401(k) Plan ($)	Company Contribution To Nonqualified Plan ($)

Laurel M. Hurd	2023	4,950	26,280
	2022	3,688	-

David B. Foshee	2023	9,900	11,170
	2022	6,833	16,121
	2021	6,817	3,446
Bruce A. Hausmann	2023	9,900	18,026
	2022	9,150	15,000
	2021	8,550	-
James L. Poppens	2023	9,643	-
	2022	9,150	-
	2021	8,185	-

As a non-U.S. employee, Mr. Stansfield is ineligible to participate in the 401(k) Plan and the Nonqualified Plan.

(6)

In 2023, salary as a percentage of total compensation (excluding change in pension value) for each of Ms. Hurd and Messrs. Foshee, Hausmann, Poppens, and Stansfield was 19%, 28%, 25%, 26%, and 24%, respectively. In 2022, this percentage for each of Ms. Hurd and Messrs. Foshee, Hausmann, Poppens, and Stansfield was 12%, 35%, 31%, 29%, and 32%, respectively. In 2021, this percentage for each of Messrs. Foshee, Hausmann, Poppens, and Stansfield was 24%, 21%, 27%, and 19%, respectively.

Grants of Plan-Based Awards in 2023

The following table provides information about awards granted to the Company’s Named Executive Officers in 2023, as well as potential future payments associated therewith.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)(2)	Maximum (#) (h)	Grant Date Fair Value of Stock and Option Awards ($) (l) (3)
Laurel M. Hurd	1-12-23	268,125	1,072,500	1,876,875
	1-12-23				30,264	121,054	242,108	1,307,383
	1-12-23				-	121,055	121,055	1,307,394
David B. Foshee	1-12-23	79,688	318,750	557,813
	1-12-23				6,575	26,299	52,598	284,029
	1-12-23				-	26,300	26,300	284,040
	2-27-23				-	19,196	19,196	168,925
Bruce A. Hausmann	1-12-23	117,000	468,000	819,000
	1-12-23				9,654	38,614	77,228	417,031
	1-12-23				-	38,614	38,614	417,031
	2-27-23				-	23,847	23,847	209,854
James L. Poppens	1-12-23	105,300	421,200	737,100
	1-12-23				8,688	34,752	69,504	375,322
	1-12-23				-	34,753	34,753	375,332
	2-27-23				-	21,138	21,138	186,014
Nigel Stansfield*	1-12-23	96,978	387,913	678,848
	1-12-23				8,707	34,826	69,652	376,121
	1-12-23				-	34,827	34,827	376,132
	2-27-23				-	21,183	21,183	186,410

*	Estimated potential payments under Non-Equity Incentive Plan Awards for Mr. Stansfield were converted into U.S. dollars based on the exchange rate as of the end of fiscal year 2023.

(1)

The payment amounts reflected in columns (c), (d) and (e) represent amounts associated with awards potentially earned for fiscal year 2023 by the Company’s Named Executive Officers under the Company’s Executive Bonus Plan. The total bonus opportunity under the Executive Bonus Plan (expressed as a percentage of 2023 base salary) was 125% for Ms. Hurd, 90% for Messrs. Hausmann, Poppens and Stansfield, and 75% for Mr. Foshee. Up to 175% of the bonus opportunity may be earned for maximum achievement. Certain additional material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(2)

The amounts reflected in column (g) represent the number of shares of restricted stock and performance shares granted to the executives in 2023 under the Omnibus Stock Plan. See the Compensation Discussion and Analysis herein for additional information on these awards.

(3)

The amounts reflected in column (l) represent the dollar value of restricted stock and performance shares awarded to the executives, calculated by multiplying the number of shares (assuming target payout) awarded by the closing price of the Company’s Common Stock as reported by the Nasdaq Stock Market on the trading date immediately preceding the date of grant. These values are included in the “Stock Awards” column (column (e)) of the Summary Compensation Table.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides information about the number of shares covered by exercisable and unexercisable options and unvested stock awards outstanding and held by the Company’s Named Executive Officers as of the end of fiscal year 2023.

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(2)

Laurel M. Hurd	-	-	-	-	-	224,465	2,832,748	225,437	2,845,015

David B. Foshee	-	-	-	-	-	110,947	1,400,151	53,225	671,700

Bruce A. Hausmann	-	-	-	-	-	155,241	1,959,141	77,154	973,683

James L. Poppens	-	-	-	-	-	118,378	1,493,930	62,219	785,204

Nigel Stansfield	-	-	-	-	-	143,321	1,808,711	70,464	889,256

(1)

Restricted stock awards and achieved performance shares that have not yet vested are subject to forfeiture by the Named Executive Officers under certain circumstances. For a description of the related vesting criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein. Subject to risk of forfeiture, these shares were scheduled to vest as shown below. Where vesting is noted to occur in the first quarter of a fiscal year, the vesting will occur during that quarter when the Compensation Committee certifies performance attainment through end of the prior fiscal year.

●	For Ms. Hurd, 69,589 will vest on 4/18/24, 121,055 will vest on 1/12/26, and 33,821 will vest in the first quarter of 2025.
●

For Mr. Foshee, 8,767 vested on 1/12/24, 15,861 vested on 2/26/24, 28,957 vested on 3/16/24, 8,767 will vest on 1/12/25, 16,599 will vest on 1/24/25, 8,766 will vest on 1/12/26, 19,196 will vest on 2/27/26, and 4,034 will vest in the first quarter of 2025.

●

For Mr. Hausmann, 12,872 vested on 1/12/24, 22,017 vested 2/26/24, 40,197 vested on 3/16/24, 12,871 will vest on 1/12/25, 24,590 will vest on 1/24/25, 12,871 will vest on 1/12/26, 23,847 will vest on 2/27/26, and 5,976 will vest in the first quarter of 2025.

●

For Mr. Poppens, 11,585 vested on 1/12/24, 12,920 vested on 2/26/24, 23,585 vested on 3/16/24, 11,584 will vest on 1/12/25, 20,902 will vest on 1/24/25, 11,584 will vest on 1/12/26, 21,138 will vest on 2/27/26, and 5,080 will vest in the first quarter of 2025.

●

For Mr. Stansfield, 11,609 vested on 1/12/24, 21,515 vested on 2/26/24, 39,280 vested on 3/16/24, 11,609 will vest on 1/12/25, 21,332 will vest on 1/24/25, 11,609 will vest on 1/12/26, 21,183 will vest on 2/27/26, and 5,184 will vest in the first quarter of 2025.

(2)

The market value referenced above is based on the closing price of $12.62 per share of the Company’s Common Stock on December 29, 2023 (the last trading day of the Company’s 2023 fiscal year), as reported by the Nasdaq Stock Market.

Option Exercises and Stock Vested in 2023

The following table provides information about the number and corresponding value realized during 2023 with respect to (i) the exercise of stock options, and (ii) the vesting of restricted stock and performance shares for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Laurel M. Hurd	-	-	69,590	552,545
David B. Foshee	-	-	17,875	158,458
Bruce A. Hausmann	-	-	24,611	218,172
James L. Poppens	-	-	8,040	71,273
Nigel Stansfield	-	-	21,850	193,696

(1)	The dollar amount is determined by multiplying (i) the number of shares vested by (ii) the closing price of our Common Stock on the Nasdaq Stock Market on the day preceding the vesting date.

Pension Benefits

The following table provides information about the pension benefits for each of the Company’s Named Executive Officers.

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Laurel M. Hurd	-	-	-	-
David B. Foshee	-	-	-	-
Bruce A. Hausmann	-	-	-	-
James L. Poppens	-	-	-	-
Nigel Stansfield	UK Plan	20	508,104	0

(1)

The benefits for Mr. Stansfield under the UK plan previously vested. All assumptions are the same as are used for financial reporting purposes under generally accepted accounting principles. The UK Plan was frozen as of March 2010.

2023 Non-Qualified Deferred Compensation

The following table provides information about the contributions, earnings and account balances of the Company’s applicable deferred compensation plans for each of the Company’s Named Executive Officers.

Name (a)(1)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)(3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Laurel M. Hurd	52,560	-	4,631	-	57,191
David B. Foshee	42,139	16,121	21,466	-	183,454
Bruce A. Hausmann	55,852	15,000	48,675	-	312,925
James L. Poppens	-	-	-	-	-
Nigel Stansfield	-	-	-	-	-

(1)

The Company maintains the Nonqualified Plan for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including each of the U.S.-based Named Executive Officers. As with the Company’s 401(k) Plan, the U.S.-based Named Executive Officers are eligible to participate in the Nonqualified Plan on the same terms as other eligible executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. As a non-U.S. employee, Mr. Stansfield is ineligible for participation in the plan.

Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. Each participant elects when the deferred amounts will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Internal Revenue Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The investment risk is borne entirely by the employee participant. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. Participants’ accounts appreciate or depreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (or any guaranteed interest rate). The Company has established an irrevocable grantor (“rabbi”) trust to hold, invest and reinvest deferrals and contributions under the Nonqualified Plan, and all deferrals are paid out in cash upon distribution.

(2)

The amounts reported in column (c) reflect, for each Named Executive Officer (as applicable), the actual amounts contributed by the Company to the Nonqualified Plan during fiscal year 2023 (including contributions in 2023 with respect to compensation deferrals in 2022).

(3)

The amounts reported in column (d) are not reported as compensation to the Named Executive Officers in the Company’s Summary Compensation Table. However, the Company’s matching contributions reported in column (c) are included in the “All Other Compensation” column of the Company’s Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The Company is generally obligated to provide its Named Executive Officers with certain payments or other forms of compensation when their employment with the Company is terminated. The actual amount of compensation due each of the Named Executive Officers, as well as the duration of any periodic payments, depends on both the circumstances surrounding the termination, as well as the particulars of any employment-related agreements to which the Company and the Named Executive Officer are party.

The Company has Severance Protection and Change in Control Agreements with each of the Named Executive Officers that provide for certain severance benefits if their employment is terminated involuntarily under certain circumstances.  In general, those benefits are:

●

In the event of a termination without cause, Ms. Hurd would be entitled to severance benefits equal to two times her annual base salary plus two times her target annual bonus (payable for and over a 24-month period), a prorated annual bonus based on the date of termination, and continued health insurance benefits at her regular rate for 24 months. The other executives would be entitled to severance benefits equal to the executive’s annual base salary plus target annual bonus (payable for and over a 12-month period), a prorated annual bonus based on the date of termination, and continued health insurance benefits at the executive’s regular rate for 12 months.

●

In the event of an involuntary separation from service or a separation from service for good reason within 24 months following a “change in control” (as defined in the agreement), Ms. Hurd would be entitled to two and one-half times her annual base salary plus two and one-half times the greater of (i) her target annual bonus or (ii) the average bonus earned over the preceding three fiscal years (payable in a lump sum)), a prorated annual bonus based on the date of termination, and continued health insurance benefits at her regular rate for 24 months. The other executives would be entitled to severance benefits equal to two times the executive’s annual base salary plus two times the greater of (i) target annual bonus or (ii) the average bonus earned over the preceding three fiscal years (payable in a lump sum), a prorated annual bonus based on the date of termination, and continued health insurance benefits at the executive’s regular rate for 12 months.

●	In the event of a voluntary resignation or retirement, the executive is entitled to a prorated bonus for such fiscal year based on the date of resignation or retirement.
●

In the event of a termination for cause, the executive is entitled to no payment or compensation whatsoever, other than salary through the executive’s last day of employment, reimbursable expenses properly incurred through executive’s last day of employment, and such other amounts that in the ordinary course are due to be paid or delivered to the executive on or before the executive’s last day of employment.

●	The benefits outlined in the terms of the executive’s individual equity award agreements in effect at the time.

The Severance Protection and Change in Control Agreements also contain provisions placing restrictions on their ability to compete with the Company for a period of 12 or 24 months following termination of employment, depending on the circumstances of termination.

The following tables summarize the benefits payable to each of the Named Executive Officers under their respective agreements or arrangements described above in effect on December 29, 2023 (the last business day of the Company’s 2023 fiscal year). The tables do not include amounts payable under employee benefit plans in which Company associates are eligible to participate on a non-discriminatory basis. The amounts shown in the tables below assume that a Named Executive Officer’s employment terminated as of December 29, 2023, and that the fair market value of the Company’s Common Stock was $12.62 per share.

Laurel M. Hurd

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	1,716,000	2,145,000
Bonus	994,078	994,078	-	3,139,078	3,675,328
Equity awards(2)	-	2,329,453	-	2,329,453	5,698,504

Benefits and Perquisites:
Retirement plans	-	-	-	-	-
Health, life and other insurance	-	-	-	46,364	46,364

David B. Foshee

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	425,000	850,000
Bonus	295,443	295,443	-	614,193	962,623
Equity awards(2)	-	1,061,370	-	1,061,370	2,079,682

Benefits and Perquisites:
Retirement plans	-	-	-	-	-
Health, life and other insurance	-	-	-	194	194

Bruce A. Hausmann

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	520,000	1,040,000
Bonus	433,779	433,779	-	901,779	1,393,051
Equity awards(2)	-	1,497,111	-	1,497,111	2,943,875

Benefits and Perquisites:
Retirement plans	-	-	-	-	-
Health, life and other insurance	-	-	-	23,182	23,182

James Poppens

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	468,000	936,000
Bonus	390,401	390,401	-	811,601	1,201,841
Equity awards(2)	-	1,085,141	-	1,085,131	2,287,386

Benefits and Perquisites:
Retirement plans	-	-	-	-	-
Health, life and other insurance	-	-	-	27,538	27,538

Nigel Stansfield

	Retirement or Resignation	Death/Disability	Termination with Cause	Termination without Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)
Base salary	-	-	-	431,015	862,030
Bonus	359,549	359,549	-	747,462	1,193,507
Equity awards(2)	-	1,398,453	-	1,398,453	2,708,233

Benefits and Perquisites:
Retirement plans(3)	28,429	14,215 / 28,429	28,429	28,429	28,429
Health, life and other insurance	-	-	-	9,027	9,027

(1)

The Company does not utilize a “single trigger” concept for severance payments in its agreements. The “Change in Control” (as defined in the applicable agreements) does not, by itself, provide the Named Executive Officer with any right to resign and receive a severance benefit. Instead, there must be a “second trigger” of either (i) an “Involuntary Separation from Service” or (ii) a “Separation from Service for Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company) that occurs within 24 months after the date of a Change in Control. The amounts included in this column thus assume that both a “Change in Control” and a termination (as described immediately above) occurred as of December 29, 2023. If a related termination did not in fact occur, no severance payments would be payable. The amounts in this column for Base Salary and Bonus would be paid in a lump sum within 30 days.

(2)

These amounts assume each Named Executive Officer (i) sold all newly vested shares of restricted stock, and (ii) ultimately vested at target in outstanding performance shares that would have been retained for possible future vesting, each based on the fair market value of those shares as of December 29, 2023. Also includes dividend equivalents accrued through December 29, 2023, that would have been paid out in connection with such assumed vesting of performance shares.

(3)

Mr. Stansfield previously vested in benefit payments under the legacy UK Plan (a pension plan that existed and was frozen prior to his service as an executive officer). The amount represents the annual payment to which he is entitled under the UK Plan regardless of any termination event, payable for the remainder of his life. In the case of Mr. Stansfield’s death, his surviving spouse would receive one-half of the amount otherwise payable for the remainder of his spouse’s life.

CEO PAY RATIO

As required by SEC rules and described below, we are disclosing the annual total compensation of our CEO, the annual total compensation of our median employee, and the ratio between those two amounts.

To prepare this analysis, the Company identified its median employee from its December 31, 2022, analysis and calculated the total compensation for that employee for 2023 using data for the following elements of compensation: salary, equity awards, incentive compensation, and non-equity incentive compensation, over a trailing 12-month period from payroll records. The Company used the same median employee for its 2023 analysis as it did for 2022 because the Company believes that there has been no change in its employee population or employee compensation arrangements that would significantly impact the pay ratio.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

For 2023, the median employee’s annual total compensation was $62,044, and the total annual compensation of our CEO was $4,526,511. Based on this information, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee was 73:1. The median employee was located in the United States.

PAY VERSUS PERFORMANCE

Pursuant to a mandate of the Dodd-Frank Act commonly referred to as "Pay versus Performance," the SEC has adopted a rule requiring registrants to provide a clear description of (1) the relationship between executive compensation actually paid ("CAP") to the Company's NEOs (including the principal executive officer or person acting in a similar capacity during the last completed fiscal year ("CEO")) and the Company’s cumulative total shareholder return (“TSR”), net income and a third Company-selected financial measure, and (2) the relationship between the Company's TSR and the TSR of a peer group chosen by the Company.

The following table provides information regarding CAP to our CEO and non-CEO NEOs during each of the past four fiscal years, as well as TSR, net income, and our Company-selected measure, adjusted EBITDA. See the “Compensation Discussion and Analysis" section above for a comprehensive discussion of our executive compensation program and philosophy.

							Value of Initial Fixed $100 Investment Based on:
Year (a)	Summary Compensation Table Total for Current CEO(1) ($) (b)	Compensation Actually Paid to Current CEO ($) (c)	Summary Compensation Table Total for Former CEO(1) ($) (d)	Compensation Actually Paid to Former CEO ($) (e)	Average Summary Compensation Table Total for Non-CEO NEOs(1) ($) (f)	Average Compensation Actually Paid to Non-CEO NEOs ($) (g)	Interface Total Shareholder Return(2) ($) (h)	Peer Group Total Shareholder Return(2)(3) ($) (i)	Net Income (in Millions) ($) (j)	Interface Adjusted EBITDA(4) (in Millions) ($) (k)
2023	4,526,511	4,807,487	N/A	N/A	1,784,010	2,130,682	77.74	99.79	44.5	162.0
2022	5,091,309	4,511,701	3,658,931	1,914,885	1,362,460	645,183	60.70	99.94	19.6	176.1
2021	N/A	N/A	6,250,848	7,083,641	1,889,694	2,188,909	97.22	132.16	55.2	169.4
2020	N/A	N/A	4,048,192	2,616,934	960,162	361,982	64.03	96.92	(71.9)	145.7

(1)

These columns reflect the amounts reported in the “Summary Compensation Table” for Ms. Hurd, our current CEO, Mr. Hendrix, our former CEO, and the average for our non-CEO NEOs, for each of the years listed. The non-CEO NEOs for whom the average compensation is presented in this table are Messrs. Foshee, Hausmann, Poppens and Stansfield, for each of the years presented.

(2)

TSR is calculated based on an initial fixed investment of $100 on December 29, 2019 (the final trading day before our 2020 fiscal year), assuming reinvestment of dividends, through the end of the covered fiscal year presented.

(3)

The peer group used for the TSR calculation are the same companies comprising the “self-determined peer group” index used for compensation decision making (as described in the Compensation Discussion and Analysis in the proxy statement for each applicable fiscal year) and used to create the stock performance graph included in the Company’s Annual Report on Form 10-K for each applicable fiscal year.

(4)	Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

Adjustments to the Summary Compensation Table Totals to arrive at CAP for our CEOs and Non-CEO NEOs are shown below.

	Calculation for Current CEO Hurd				Calculation for Avg of Non-CEO NEOs
Calculation of “Compensation Actually Paid”	Year 2020 ($)	Year 2021 ($)	Year 2022 ($)	Year 2023 ($)	Year 2020 ($)	Year 2021 ($)	Year 2022 ($)	Year 2023 ($)
Summary Compensation Table Total	N/A	N/A	5,091,309	4,526,511	960,162	1,889,694	1,362,460	1,784,010
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	N/A	N/A	(3,543,485)	(2,614,777)	(506,147)	(934,024)	(550,168)	(914,060)
Plus Fair Value for Awards Granted in the Covered Year	N/A	N/A	2,963,877	2,931,519	190,654	1,113,482	444,128	1,083,559
Change in Fair Value of Awards from Prior Years that Vested in Covered Year	N/A	N/A	-	(134,309)	8,739	2,040	(20,731)	(18,153)
Change in Fair Value of Outstanding Unvested Awards from Prior Years	N/A	N/A	-	98,543	(256,418)	136,553	(573,021)	229,720
Less Fair Value of Awards Forfeited during the Covered Year	N/A	N/A	-	-	-	(18,837)	(17,485)	(20,860)
Plus Fair Value of Incremental Dividends of Earnings Paid on Stock Awards	N/A	N/A	-	-	-	-	-	-
Less Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	N/A	N/A	-	-	(35,007)	-	-	(13,534)
Plus Aggregate Service Cost and Prior Service Cost for Pension Plans	N/A	N/A	-	-	-	-	-	-
“Compensation Actually Paid”	N/A	N/A	4,511,701	4,807,487	361,982	2,188,909	645,183	2,130,682

	Calculation for Former CEO Hendrix
Calculation of “Compensation Actually Paid”	Year 2020 ($)	Year 2021 ($)	Year 2022 ($)	Year 2023 ($)
Summary Compensation Table Total	4,048,192	6,250,848	3,658,931	N/A
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	(999,996)	(2,150,267)	(991,768)	N/A
Plus Fair Value for Awards Granted in the Covered Year	628,740	2,656,714	738,217	N/A
Change in Fair Value of Awards from Prior Years that Vested in Covered Year	-	-	-	N/A
Change in Fair Value of Outstanding Unvested Awards from Prior Years	-	326,346	(1,490,495)	N/A
Less Fair Value of Awards Forfeited during the Covered Year	-	-	-	N/A
Plus Fair Value of Incremental Dividends of Earnings Paid on Stock Awards	-	-	-	N/A
Less Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	(1,060,002)	-	-	N/A
Plus Aggregate Service Cost and Prior Service Cost for Pension Plans	-	-	-	N/A
“Compensation Actually Paid”	2,616,934	7,083,641	1,914,885	N/A

CEO PAY-FOR-PERFORMANCE ALIGNMENT

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, the Company’s cumulative TSR, and the peer group’s cumulative TSR, over the four-year period from 2020 through 2023.

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, and our net income during fiscal years 2020 through 2023.

The following chart sets forth the relationship between CAP to our current and former CEO, the average of CAP to our other NEOs, and the Company’s Adjusted EBITDA during fiscal years 2020 through 2023.

TABULAR LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES FOR 2023

While Interface Adjusted EBITDA is shown in the pay-versus-performance table above, the following three performance measures are all important and key to the Company’s success. These measures are included in the short and long-term incentive plans to ensure alignment between the goals of the NEOs to the business strategies. The measures in this table are not ranked.

Most Important Performance Measures
Adjusted EBITDA
Adjusted Operating Income
Currency Neutral Sales

2023 DIRECTOR COMPENSATION

The following table provides information about the compensation paid to the Company’s directors in 2023.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)(3)	Total ($) (h)

John P. Burke	87,500	101,087	-	-	-	523	189,110
Dwight Gibson	87,500	101,087	-	-	-	523	189,110
Daniel T. Hendrix(4)	240,000	-	-	-	835,894	2,882	1,078,776
Christopher G. Kennedy	115,000	101,087	-	-	-	523	216,610
Joseph Keough	97,500	101,087	-	-	-	523	199,110
Catherine M. Kilbane	105,000	101,087	-	-	-	523	206,610
K. David Kohler	87,500	101,087	-	-	-	523	189,110
Catherine Marcus(5)	5,495	52,357	-	-	-	-	57,852
Robert T. O’Brien	100,000	101,087	-	-	-	523	201,610

(1)

For fiscal year 2023, the Company’s outside directors were paid an annual director’s fee of $80,000. Outside directors who served on the Audit Committee were paid an additional $10,000 and those who served on the Compensation Committee and the Nominating & Governance Committee were paid an additional $7,500, except that the Chairperson of the Audit Committee was paid an additional $20,000 (instead of $10,000) and the respective Chairpersons of the Compensation Committee and Nominating & Governance Committee were paid an additional $15,000 (instead of $7,500). In addition, the lead independent director of the Board was paid an incremental $20,000. Our Chairman was paid a fee of $240,000. Directors also were reimbursed for expenses in connection with attending Board and Committee meetings.

(2)

The amounts reported in the “Stock Awards” column are computed based upon the aggregate grant date fair value of the respective awards. See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly less than the amounts shown, and possibly zero, depending on the recipient’s tenure as a director. In 2023, each of the directors listed in the table received an award of 14,608 shares of restricted stock having a grant date fair value of $6.92 per share. As of December 31, 2023, each of these directors held 14,608 shares of restricted stock that had not vested, except for Ms. Marcus who held 4,799 unvested shares of restricted stock. No stock options were granted to directors in the past several years, and there were no stock options held by directors at the end of 2023.

(3)

In 2023, the Company paid on all outstanding Common Stock of the Company (including restricted stock) dividends of $0.01 per share in each fiscal quarter. The amounts in this column reflect dividends on the restricted shares of each director (except for Mr. Hendrix; see note 4 below) paid in 2023.

(4)

Mr. Hendrix is a former employee and CEO of the Company, and has a defined benefit Salary Continuation Agreement with the Company dating back to 1986. The amount reported in column (f) relates to Mr. Hendrix’s accumulated benefit thereunder. In 2023, the value increased due to a combination of $832,752 of cash payments under the Salary Continuation Agreement plus an increase of $3,142 in the present value of the accumulated benefits (primarily due to a decrease in the discount rate used for determining present value), for an aggregate increase of $835,894. The amount reported in column (g) for Mr. Hendrix reflects the incremental cost to the Company of all perquisites and other personal benefits, and is comprised of $608 for a Company provided cellular telephone, and $2,274 of dividends paid restricted stock.

(5)

Ms. Marcus was elected to serve as a director effective December 7, 2023, and, accordingly, in 2023, she received a pro-rated portion of the annual director’s cash fee and a pro-rated award of restricted stock based on the portion of the 2023-2024 term that she was elected to serve.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of the end of fiscal year 2023.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity Compensation Plan Approved by Security Holders:
Omnibus Stock Plan (2020)	1,113,642(2)	-	891,076(3)

(1)	The Company does not have shares authorized for issuance under any compensation plan not approved by shareholders.
(2)	Represents the target level of performance share awards that were outstanding under the 2020 Omnibus Stock Plan.
(3)

Assumes target level achievement and vesting of the performance share awards that were outstanding under the 2020 Omnibus Stock Plan. Assuming maximum level achievement and vesting of those performance share awards, this number would be less than zero. In the event there are insufficient shares to settle outstanding performance share awards, the Company may elect to settle all or a portion of such awards in cash.

APPROVAL OF ADOPTION OF AMENDMENT AND RESTATEMENT OF THE INTERFACE, INC. 2020 OMNIBUS STOCK INCENTIVE PLAN

(ITEM 3)

Purpose of the Plan

On March 12, 2024, the Board of Directors voted to adopt an amendment and restatement of the Interface, Inc. 2020 Omnibus Stock Incentive Plan (the “Amended and Restated Plan”) effective as of May 13, 2024, subject to shareholder approval. A copy of the Amended and Restated Plan is attached hereto as Appendix B.

The original 2020 Omnibus Stock Incentive Plan (the “Original Plan”) was adopted by the Board of Directors and approved by shareholders in 2020. The primary purpose of the Amended and Restated Plan is to continue, by making 3,200,000 additional shares available for such use, the purpose of the Original Plan, which is to attract and retain key employees and directors of the Company and its subsidiaries by providing such persons with stock-based incentives and rewards for performance. Like its predecessor, the Amended and Restated Plan is also designed to promote the loyalty and retention of senior management and strengthen the mutuality of interests between senior management and the Company’s shareholders. Thus, the Company believes that it is important to have the Amended and Restated Plan as an element of the Company’s compensation program.

In addition to increasing the number of shares available for issuance under the Original Plan, the Amended and Restated Plan also extends the period under which awards may be granted until May 13, 2034, the tenth anniversary of the approval of the Amended and Restated Plan by the shareholders of the Company, and provides that no dividends and dividend equivalents will be paid on performance-based awards until the performance objectives are achieved. The Amended and Restated Plan also limits to $750,000 per calendar year the total compensation payable to an outside director for services as an outside director, including the grant date value of awards under the Amended and Restated Plan (determined under U.S. generally accepted accounting principles), cash retainers and other compensation.

The following summary of the material terms of the Amended and Restated Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Amended and Restated Plan, which is attached to this proxy statement as Appendix B. If this summary conflicts with the terms of the Amended and Restated Plan, the terms of the Amended and Restated Plan will govern.

General

The Amended and Restated Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, restricted stock units (formerly called deferred shares), performance shares and performance units, incentive stock options (which qualify for certain favorable tax treatment, as described below), nonqualified stock options, and stock appreciation rights. As proposed, the aggregate number of shares of Common Stock that may be issued or transferred under the Amended and Restated Plan on or after the Effective Date of May 13, 2024, is the sum of 3,200,000 shares not previously authorized for issuance under any plan, plus the number of shares remaining available for issuance under the Original Plan but not subject to outstanding awards under the Original Plan immediately prior to the Effective Date, plus the number of shares remaining available for issuance pursuant to outstanding awards under the Original Plan immediately prior to the Effective Date, including any shares that become available due to the forfeiture, termination or cancellation of such awards.

Eligibility; Limitations on Awards; Plan Benefits

The Amended and Restated Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company or one of its subsidiaries (approximately 3,600 persons), outside directors (currently eight persons) and consultants or independent contractors performing bona fide services for the Company or one of its subsidiaries (estimated to be less than 100 persons), are eligible for consideration as participants under the Amended and Restated Plan, although only employees are eligible to receive grants of incentive stock options. The Compensation Committee has authority to determine the participants to whom awards will be granted, the form and amount of the awards, the dates of grant, vesting period, option prices (in the case of awards of options), performance objectives (in the case of performance shares and performance units, and where applicable restricted shares and restricted stock units) and other terms of each award.

Any shares that are forfeited and any shares that are subject to an award (or portion thereof) that expires or is canceled, forfeited or terminated will be available for future awards under the Plan. Shares that are used by a participant as full or partial payment to the Company of the exercise price of a stock option or to the satisfaction of tax withholding obligations under the Plan will not be available for granting future awards under the Plan. Upon the exercise of a stock appreciation right that is settled in shares, the number of shares remaining available for issuance under the Plan will be reduced by the full number of shares subject to such stock appreciation right (rather than the number of shares delivered upon exercise). In the event that shares are repurchased by the Company with the proceeds from the exercise of a stock option, such shares will not again be available for purposes of future awards granted under the Plan. Any shares subject to an award that is paid in cash will again be available for granting future awards under the Plan.

No participant may receive awards or options representing more than 500,000 shares of Common Stock or 1,000,000 performance units (as described below) during any calendar year under the Amended and Restated Plan.

In no event will the total compensation payable to an outside director, including the grant date value of awards under the Plan (determined under U.S. generally accepted accounting principles), cash retainers, and other compensation, exceed $750,000 per calendar year.

Future awards under the Amended and Restated Plan will be made in the discretion of the Compensation Committee, and, subject to the above limitations, the number of options and awards that may be granted in the future to eligible participants is not currently determinable.

Description of Awards

Restricted Shares. Awards of restricted stock under the Amended and Restated Plan may be made either without consideration from the participant or, in the Compensation Committee’s discretion, in consideration of a payment by the participant that is less than the fair market value of the award on the date of grant. The nature and term of the restrictions applicable to such awards are established by the Compensation Committee, and may include performance-based criteria, time vesting restrictions (of varying durations), or a combination of both. Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution, although the Compensation Committee, in its discretion, may permit limited transfers of awards to family members or for estate planning purposes.

Stock Options. Options granted under the Amended and Restated Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Amended and Restated Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options granted under the Amended and Restated Plan will not be exercisable later than 10 years after the date of grant, and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Compensation Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. The proceeds received by the Company from the exercise of options under the Amended and Restated Plan will be used for general corporate purposes. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution, although the Compensation Committee, in its discretion, may permit limited transfers of options to family members or for estate planning purposes.

There are no federal income tax consequences to the optionee or the Company upon the granting of options under the Amended and Restated Plan. The federal tax consequences upon exercise vary depending on whether the option is an incentive stock option or a nonqualified stock option.

At the time an optionee exercises an incentive stock option, the optionee generally does not recognize any income, nor is the Company entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of the shares if the disposition occurs at least two years after the option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding requirements. The net federal income tax effect to the holder of an incentive stock option is to defer, until the acquired stock is sold, taxation of any increase in the stock’s value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gains rates rather than at ordinary income rates.

If the above holding requirements are not met, then upon the sale of incentive stock option shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price. Any increase in the value of the option shares subsequent to exercise is long-term or short-term capital gain to the optionee depending upon the optionee’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the actual sales price exceeded the option exercise price. In either case, the Company is entitled to a compensation expense deduction to the extent of ordinary income recognized by the optionee.

When an optionee exercises a nonqualified stock option, the optionee recognizes, at the time of exercise, ordinary income in an amount equal to the excess of the fair market value of the shares received upon exercise over the aggregate exercise price paid for those shares, and the Company generally may deduct as an expense the amount of income so recognized by the optionee. Any gain upon a subsequent sale of the shares will be capital gain and will be long-term or short-term depending upon the holding period of the shares before the sale. For capital gains purposes, the holding period begins upon the exercise of the option, and the optionee’s basis in the shares is equal to the fair market value of the shares on the date of exercise.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise will be treated as the exercise of a nonqualified stock option. In addition, for purposes of the federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as the exercise of a nonqualified stock option.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) under the Amended and Restated Plan may be granted either in tandem with nonqualified stock options or as freestanding SARs. Tandem SARs may be exercised only in connection with the exercise of the related option. Freestanding SARs may be exercised no later than ten years after the date of grant. Each grant of a freestanding SAR will specify a base price per share, which shall be equal to or greater than the fair market value of a share of Common Stock on the grant date.

Upon exercise of an SAR, the Company will pay the participant a specified percentage (not to exceed 100%) of the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the base price per share (in the case of freestanding SARs) or the exercise price of the related option (in the case of tandem SARs). The base price per share under an SAR may not be less than 100% of the fair market value of the Common Stock on the date the SAR is granted. The amount payable upon exercise of the SAR may be paid in cash, shares of Common Stock or any combination thereof, in the Compensation Committee’s discretion. SARs generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution, although the Compensation Committee, in its discretion, may permit limited transfers of SARs to family members or for estate planning purposes.

Restricted Stock Units, Performance Shares and Performance Units. The Compensation Committee may also authorize grants to participants of restricted stock units (formerly called deferred shares in the Original Plan), performance shares and performance units. Restricted stock units are granted subject to a vesting period, during which time the participant has no rights of ownership in the restricted stock units. Performance shares and performance units become payable to the participant based upon the achievement of specified performance objectives (as described below). A performance share is the equivalent of a share of Common Stock, and a performance unit is the equivalent of $1. The Amended and Restated Plan provides for the Compensation Committee to establish “performance objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, awards of restricted stock and restricted stock units may also specify performance objectives.

Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department or function within the Company in which the participant is employed. Any performance objectives will be selected from any of the following measures: (i) operating income; (ii) cash flow, (iii) reduction of off-quality and waste; (iv) return on equity; (v) earnings per share; (vi) total earnings; (vii) return on capital; (viii) return on assets; (ix) earnings before interest and taxes; (x) gross margin; (xi) economic value added; (xii) sales; (xiii) the Fair Market Value of the Shares; (xiv) improvement in fixed charge coverage ratio; (xv) debt reduction and/or cash accumulation; (xvi) dividends; (xvii) operating income margin; (xviii) operating income contribution margin; (xix) earnings before interest, taxes, depreciation and amortization; (xx) measurable financial criteria associated with credit facility, bond indenture or other covenants or (xxi) any other criteria selected by the Committee. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or other events or circumstances render the performance objectives unsuitable, the Compensation Committee may modify such performance objectives or any related minimum acceptable level of achievement, in whole or in part, as it deems appropriate and equitable.

Restricted stock units, performance shares and performance units generally will not be transferrable by the holder thereof other than by the laws of descent and distribution, although the Compensation Committee, in its discretion, may permit limited transfers of such awards to family members or for estate planning purposes.

Amendment

The Amended and Restated Plan may be amended from time to time by the Board of Directors or the Executive Committee of the Board, but no such amendment may increase the maximum number of shares issuable under the Amended and Restated Plan without the further approval of the shareholders of the Company. However, in the event of a stock dividend, stock split, or other corporate transaction specified in the Amended and Restated Plan, the Compensation Committee will adjust the number of Shares remaining available for the issuance under the Amended and Restated Plan to reflect such transaction.

No option or SAR may be amended or reduce the exercise price or base price or cancelled in exchange for the option or SAR with a lower exercise price or base price, except in connection with certain corporate transactions specified in the Amended and Restated Plan.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to approve the adoption of the amendment and restatement of the 2020 Stock Incentive Plan is approved if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 4)

Information Concerning the Company’s Independent Registered Public Accounting Firm

BDO USA acted as the Company’s independent registered public accounting firm during the past fiscal year. The Audit Committee has again appointed BDO USA to act as the independent registered public accounting firm of the Company for fiscal year 2024. In making the decision to retain BDO USA, the Audit Committee considered several factors, including BDO USA’s independence, the firm and lead partner capabilities and experience, the quality of communications with the Audit Committee, historical and recent performance, external quality data, and consideration of periodic rotation of the independent registered public accounting firm. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but may continue the engagement. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time. BDO USA has served as the Company’s auditor consecutively since at least 1981. BDO USA has no financial interest, direct or indirect, in the Company or any subsidiary.

A representative of BDO USA is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees for professional audit and other services provided by BDO USA to the Company for the past two fiscal years.

	2023	2022
Audit Fees(1)	$2,439,012	$2,486,000
Audit-Related Fees(2)	51,880	21,000
Tax Fees(3)	107,138	31,000
All Other Fees(4)	-	-
Total	$2,598,030	$2,538,000

(1)

“Audit Fees” consist of fees billed or accrued for professional services rendered for the audit of the Company’s annual financial statements, audit of the Company’s effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and audit services that are normally provided by BDO USA in connection with statutory and regulatory filings.

(2)	“Audit-Related Fees” consist of fees billed or accrued primarily for employee benefit plan audits, and other attestation services.
(3)	“Tax Fees” consist of fees billed or accrued for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international.
(4)

“All Other Fees” consist of fees billed or accrued for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from its independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and detailed as to the particular services or category of services and is generally subject to a specific budget. Of the services rendered by the independent registered public accounting firm under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” described above, none were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of BDO USA to act as the Company’s Independent Registered Public Accounting Firm for fiscal year 2024.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to ratify the appointment of BDO USA to act as the Company’s Independent Registered Public Accounting Firm for fiscal year 2024 is approved if the affirmative votes cast by the holders of the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. A copy of the Audit Committee Charter may be viewed on the Company’s website, https://investors.interface.com/investor-relations/default.aspx. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent registered public accounting firm, BDO USA, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. The independent registered public accounting firm also is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and BDO USA. The Audit Committee meets regularly with BDO USA, with and without management present, to discuss the scope of the audits, results of their audit work, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with BDO USA the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received the written disclosures and the letter from BDO USA required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has also considered whether the provision of any services discussed above in Item 4 under the caption “Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm – Audit and Non-Audit Fees” by BDO USA is compatible with maintaining BDO USA’s independence.

The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), the Board of Directors determined that each of Mr. O’Brien and Mr. Keough does qualify as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO USA. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the members of the Audit Committee as of the completion of the audit recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE as of 2/28/24
Robert T. O’Brien (Chair)
Joseph Keough
Catherine M. Kilbane

OTHER INFORMATION:

GENERAL MEETING INFORMATION

The Board of Directors of Interface, Inc. is furnishing this Proxy Statement to solicit Proxies for the Company’s common stock, $0.10 par value per share (“Common Stock”) to be voted at the annual meeting of shareholders of the Company. The meeting will be held at 11:00 a.m. Eastern Time on May 13, 2024. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement will first be sent or given to shareholders on or about April 1, 2024.

The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 15, 2024. On that date, the Company had outstanding and entitled to vote 58,365,226 shares of Common Stock.

Each Proxy for Common Stock (“Proxy”) that is properly completed (whether executed in writing or submitted by telephone or Internet) by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees listed in this Proxy Statement under the caption “Nomination and Election of Directors,” (ii) for the resolution approving, on an advisory basis, executive compensation, (iii) for the approval of the adoption of the amendment and restatement of the Interface, Inc. 2020 Omnibus Stock Incentive Plan, and (iv) for the ratification of the appointment of BDO USA as the Company’s Independent Registered Public Accounting Firm for 2024. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote for the purpose of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain matters without instructions from their customer, such customer has not provided any voting instructions on the matter and the broker or other nominee returns a Proxy (or otherwise informs the transfer agent) that they are not voting on the matter for the foregoing reasons. Neither broker non-votes nor abstentions will affect the outcome of the vote on any matter expected to be voted upon at the annual meeting.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you should receive instructions from your nominee, which you must follow in order to have your shares voted – the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting than those available to record holders. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson LLC, a proxy solicitation firm, to assist in soliciting Proxies from record and beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance is expected to be $9,000 (plus expenses).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors of the Company recognizes that transactions with related persons can present a heightened risk of conflict of interests and/or improper valuation (or the perception thereof). Accordingly, as a general matter, it is the Company’s preference to avoid transactions with related persons. Nevertheless, there are circumstances where the Company may (i) obtain products or services of a nature, quantity or quality that are not readily available from alternative sources, or on terms comparable to those provided by other, unrelated parties, or (ii) provide products or services on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms provided to employees generally.

Policy Regarding Review, Approval or Ratification of Transactions Involving Related Persons

The Company has adopted a written policy with respect to the review, approval or ratification of transactions with related persons involving the Company (or its subsidiaries or controlled affiliates). In evaluating potential transactions with related persons, the Related Transactions Policy incorporates and applies the contents of Item 404(a) of Regulation S-K (including but not limited to the definitions of “related persons” and “transaction”, as well as the threshold for “direct or indirect material interest” contained therein).

Prior to entering into a transaction with the Company, the related person is required to advise a Company-designated “Compliance Officer” (currently the Company’s General Counsel), who shall determine whether the proposed transaction is a transaction with a related person under this policy. If the Compliance Officer determines that the proposed transaction is a transaction with a related person, the transaction is required to be submitted to the Audit Committee of the Board of Directors for consideration at its next meeting or, in those instances in which it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who possesses delegated authority to act between committee meetings). The Audit Committee (or where submitted to the Chair, the Chair) shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to or from unrelated third parties or employees generally, as the case may be. After review, the Audit Committee or Chair either approves or disapproves the proposed transaction and advises the Compliance Officer, who in turn conveys the decision to the appropriate persons within the Company. No member of the Audit Committee is permitted to participate in any review, consideration, or approval of any potential transaction with a related person with respect to which such member or any of his or her immediate family members is a related person.

The policy also provides for the review of (i) transactions involving related persons entered into by the Company not previously approved or ratified under this policy, as well as (ii) any previously approved or ratified transactions with related persons that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. The policy also explicitly requires disclosure of all transactions that are required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations.

Transactions Involving Related Persons

The Company employs John Hendrix, the son of director Dan Hendrix, as its Global CRM Analyst. In 2023, John Hendrix earned salary and bonus of $162,384, and participated in certain of the Company’s benefit programs generally available to employees in the U.S. Dan Hendrix plays no part in the determination of John Hendrix’s compensation.

PROHIBITION ON HEDGING AND PLEDGING

The Company’s insider trading policy generally prohibits directors, officers and employees of the Company from engaging in speculative trading with respect to the Company’s securities, including “short sales” and trading in puts, calls and other options or derivatives with respect to securities of the Company. Officers, directors and employees are also prohibited from engaging in hedging transactions such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, directors and officers of the Company are prohibited from pledging the Company’s securities as collateral for a loan or other obligation.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2025 annual meeting must be received by the Company no later than December 2, 2024, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting.

In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2025 annual meeting, including in the case of a nominee for director, must be presented to the Board of Directors by no later than 90 days prior to that annual meeting, with such deadline for presentation of proposals estimated to be February 12, 2025.

Also, to comply with the universal proxy rules, shareholders who intend to solicit in support of director nominees other than the Company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, by no later than the same deadline for nominees set forth in the preceding paragraph. The notice must comply with both Rule 14a-19 and Articles II, Section 9, of the Bylaws.

COMMUNICATING WITH THE BOARD

Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board

Interface, Inc.

1280 West Peachtree Street NW

Atlanta, GA 30309

From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interface.com, will reflect any changes to the process.

Attendance of Board members at annual meetings is left to the discretion of each individual Board member. One Board member attended the 2023 annual meeting.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 1280 West Peachtree Street NW, Atlanta, Georgia 30309.

SAFE HARBOR STATEMENT FOR FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements, including, without limitation, statements about Interface’s plans, strategies and prospects and the information set forth in the section titled “Our Company”. These forward-looking statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved. Important factors, some of which may be beyond the Company’s control, that could cause actual results to differ materially from management’s expectations are the risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC, which discussion is hereby incorporated by reference. Forward-looking statements speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements and cautions readers not to place undue reliance on any such statements.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors

/s/ David B. Foshee
David B. Foshee
Secretary
April 1, 2024

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes, as additional information for investors, the Company’s adjusted gross profit, adjusted EPS, adjusted operating income, adjusted earnings before interest taxes, depreciation and amortization (“EBITDA”), and net debt, as well as comparative information between periods for each. These measures are not in accordance with financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be used as a substitute for, or considered superior to, GAAP financial measures.

Adjusted gross profit excludes nora purchase accounting amortization, cyber event impacts, and the Thailand plant closure inventory write-down. Adjusted EPS and adjusted operating income exclude nora purchase accounting amortization, cyber event impacts, the Thailand plant closure inventory write-down, goodwill and intangible asset impairment charges, restructuring charges, asset impairment, severance and other charges. Adjusted EPS also excludes a property casualty loss, a loss on the discontinuance of interest rate swaps, and a loss on foreign subsidiary liquidations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, nora purchase accounting amortization, the Thailand plant closure inventory write-down, cyber event impacts, a property casualty loss, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, loss from a warehouse fire, an SEC fine, and a loss on foreign subsidiary liquidations.

The Company excludes certain effects from adjusted income measures because it believes these items were a unique and/or one-time event and did not arise from or constitute normal ongoing operations. Similarly, because the Company engages in acquisitions only episodically, and not as an everyday matter, the Company believes presenting certain measures excluding the effects of acquisitions facilitates focus on normal ongoing operations. The Company generally believes reporting its adjusted results helps investors’ understanding of historical operating trends, because it facilitates comparison to prior periods during which unique events affecting more recent results may not have occurred (or vice versa).  The Company also believes that adjusted results provide supplemental information for comparisons to other companies which may not have experienced the same events underlying the adjustments.  Furthermore, the Company uses adjusted results internally as supplemental information to evaluate its own performance, for planning purposes and in connection with its compensation programs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures appear in the following tables (see next page).

(in millions, except ratios and per share amounts)

ADJUSTED GROSS PROFIT

	2022	2023
Gross Profit as Reported (GAAP)	**$437.7**	**$441.1**
Purchase Accounting Amortization	5.0	5.2
Cyber Event Impact	4.8	-
Thailand Plant Shutdown	2.5	-
Adjusted Gross Profit*	**$450.1**	**$446.2**

ADJUSTED OPERATING INCOME

	2022	2023
Operating Income (Loss) as Reported (GAAP)	**$75.4**	**$104.5**
Purchase Accounting Amortization	5.0	5.2
Cyber Event Impact	5.1	1.1
Thailand Plant Closure Inventory Write-Down	2.5	-
Goodwill and Intangible Asset Impairment	36.2	-
Restructuring, Asset Impairment, Severance and Other, net	8.2	5.6
Adjusted Operating Income*	**$132.4**	**$116.4**

ADJUSTED DILUTED EPS

	2022	2023
Diluted Earnings per Share as Reported (GAAP)	**$0.33**	**$0.76**
Purchase Accounting Amortization	0.06	0.06
Cyber Event Impact	0.07	0.01
Thailand Plant Shutdown	0.04	-
Goodwill and Intangible Asset Impairment	0.58	-
Restructuring, Asset Impairment, Severance and Other, net	0.13	0.07
Property Casualty Loss (1)	-	(0.01)
Loss on Discontinuance of Interest Rate Swaps	0.04	0.01
Foreign Subsidiary Liquidation (2)	-	0.09
Adjusted Diluted Earnings per Share *	**$1.25**	**$1.00**

NET DEBT

	2019	2020	2021	2022	2023
Total Debt	**$596**	**$577**	**$518**	**$520**	**$417**
Less: Cash	(81)	(103)	(97)	(98)	(110)
Net Debt*	**$515**	**$474**	**$421**	**$423**	**$307**

ADJUSTED EBITDA

	2019	2020	2021	2022	2023
Net Income as Reported (GAAP)	**$79.2**	**($71.9)**	**$55.2**	**$19.6**	**$44.5**
Income Tax Expense (Benefit)	22.6	(7.5)	17.4	22.4	19.1
Interest Expense (including debt issuance cost amortization)	25.7	29.2	29.7	29.9	31.8
Depreciation and Amortization (excluding debt issuance cost amortization)	42.0	43.8	44.3	38.7	38.7
Share-Based Compensation Expense	8.7	(0.5)	5.5	8.5	10.3
Purchase Accounting Amortization	5.9	5.5	5.6	5.0	5.2
Thailand Plant Shutdown	-	-	-	2.5	-
Cyber Event Impact	-	-	-	5.1	1.1
Property Casualty Loss (1)	-	-	-	-	(0.5)
Goodwill and Intangible Asset Impairment	-	121.3	-	36.2	-
Restructuring, Asset Impairment, Severance and Other, net	12.9	16.7	11.8	8.2	5.6
Warehouse Fire Loss	-	4.2	(0.2)	-	-
SEC Fine	-	5.0	-	-	-
Foreign Subsidiary Liquidation (2)	-	-	-	-	6.2
Adjusted EBITDA *	**$197.0**	**$145.7**	**$169.4**	**$176.1**	**$162.0**
Total Debt / Net Income	**7.5x**	**(8.0x)**	**9.4x**	**26.6x**	**9.4x**
Net Debt / Adjusted EBITDA	**2.6x**	**3.2x**	**2.5x**	**2.4x**	**1.9x**

** Sum of reconciling items may differ from total due to rounding of individual components*

(1) Represents insurance recovery of loss recognized in the first quarter of 2023

(2) Russia and Brazil foreign subsidiaries were substantially liquidated in 2023. The related cumulative translation adjustment was recognized in other expense.

APPENDIX B – INTERFACE, INC. 2020 OMNIBUS STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE MAY 13, 2024)

INTERFACE, INC.

2020 OMNIBUS STOCK INCENTIVE PLAN

As Amended and Restated Effective May 13, 2024

1)          Purpose. The purpose of the Interface, Inc. 2020 Omnibus Stock Incentive Plan (the “Plan”) is to attract and retain key employees, directors and independent contractors for Interface, Inc. (the “Company”) and its subsidiaries and to provide such persons with incentives and rewards for superior performance. The Plan was originally adopted effective April 1, 2020, and is hereby amended and restated effective May 13, 2024.

2)          Definitions. As used in this Plan, the following terms shall be defined as set forth below:

“Award” means any Performance Share or Performance Unit, Restricted Share, Restricted Share Unit, Stock Appreciation Right, or Stock Option.

“Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

“Board” means the Board of Directors of the Company.

“Change in Control” means the earliest to occur of:

(i)         the acquisition by any “person,” entity, or “group” of “beneficial ownership” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors (“Voting Stock”) of (A) the Company, or (B) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (ii)(A) or (ii)(B) immediately below;

(ii)         the effective time of (A) a merger, consolidation or other business combination of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 51 percent of the Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 51 percent of the Voting Stock, or (C) a plan of complete liquidation of the Company; and

(iii)         the election to the Board, without the recommendation or approval of the incumbent Board, of directors constituting a majority of the number of directors of the Company then in office.

To the extent that Awards subject to Section 409A of the Code are payable upon a Change in Control, an event shall not be considered a Change in Control unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee described in Section 4 of this Plan.

“Company” means Interface, Inc., a Georgia corporation, or any successor corporation.

“Effective Date” means May 13, 2024, the effective date of the Plan, as amended and restated herein, upon its approval by the Company’s shareholders.

“Employee” means any person, including an officer, employed by the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the purchase price payable upon the exercise of a Stock Option.

“Fair Market Value” means the fair market value of the Shares which, unless otherwise specified by the Committee with respect to any Award, shall be determined, for any valuation date, as the closing price of the Shares on Nasdaq (or, if the Shares are not traded on Nasdaq, such other national exchange on which the Shares are traded) on the immediately preceding trading date.

“Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 of this Plan that is not granted in tandem with a Stock Option or similar right.

“Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

“Incentive Stock Option” means any Stock Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

“Nonqualified Stock Option” means any Stock Option that is not intended to qualify as an Incentive Stock Option.

“Optionee” means the person so designated in an Award Agreement evidencing an outstanding Stock Option.

“Outside Director” means a member of the Board who is not an Employee.

“Participant” means an Employee or Outside Director, or any consultant, outside director of a Subsidiary or independent contractor performing bona fide services for the Company or a Subsidiary, who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

“Performance Objectives” means the objectives established pursuant to this Plan for Participants who have received Awards of Performance Shares or Performance Units or, when so determined by the Committee, Restricted Shares or Restricted Share Units. Performance Objectives may be described in terms of Company-wide objectives, or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department or function within the Company in which the Participant is employed. The Performance Objectives shall be selected from among any or all of the following measures: (i) operating income; (ii) cash flow, (iii) reduction of off-quality and waste; (iv) return on equity; (v) earnings per share; (vi) total earnings; (vii) return on capital; (viii) return on assets; (ix) earnings before interest and taxes; (x) gross margin; (xi) economic value added; (xii) sales; (xiii) the Fair Market Value of the Shares; (xiv) improvement in fixed charge coverage ratio; (xv) debt reduction and/or cash accumulation; (xvi) dividends; (xvii) operating income margin; (xviii) operating income contribution margin; (xix) earnings before interest, taxes, depreciation and amortization; (xx) measurable financial criteria associated with credit facility, bond indenture or other covenants or (xxi) any other criteria selected by the Committee. The Award Agreement may provide that if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, an acquisition or divestiture, or other events or circumstances render the specified Performance Objectives unsuitable or unfair, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

“Performance Period” means a period of time established under Section 9 of this Plan within which the Performance Objectives relating to Performance Shares, Performance Units, Restricted Shares or Restricted Share Units are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9 of this Plan.

“Plan” means the Interface, Inc. 2020 Omnibus Stock Incentive Plan, as herein amended and restated effective May 13, 2024.

“Restricted Share Unit” means an award pursuant to Section 8 of this Plan of the right to receive Shares (or the equivalent value in cash, if the Committee so provides) in the future.

“Restricted Shares” means Shares granted under Section 7 of this Plan subject to a substantial risk of forfeiture.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act.

“Shares” means shares of the common stock of the Company, $.10 par value per share, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Plan.

“Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Exercise Price specified in the related Stock Option.

“Stock Appreciation Right” means a right granted under Section 6 of this Plan, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

“Stock Option” means a right to purchase Shares granted under Section 5 of this Plan.

“Subsidiary” means either: (i) a corporation of which more than 50 percent of the outstanding shares or securities (representing the right to vote for the election of directors) are now or hereafter owned or controlled, directly or indirectly, by the Company, or (ii) a noncorporate entity which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but of which more than 50 percent of the ownership interests (representing the right generally to make decisions for such other entity) are now or hereafter owned or controlled, directly or indirectly, by the Company; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation and outstanding at the time of such grant.

“Tandem Stock Appreciation Right” means a Stock Appreciation Right that is granted pursuant to Section 6 of this Plan in tandem with a Stock Option or any similar right granted under any other plan of the Company.

3)           Shares Available Under this Plan.

a)         Subject to adjustment as provided in Section 11 of this Plan, the number of Shares that may be issued or transferred under this Plan on or after the Effective Date (“Available Shares”) shall not in the aggregate exceed the sum of (i) 3,200,000 Shares not previously authorized for issuance under any plan, plus (ii) the number of Shares remaining available for issuance under the Plan but not subject to outstanding Awards immediately prior to the Effective Date, plus (iii) the number of Shares remaining available for issuance pursuant to outstanding Awards under the Plan immediately prior to the Effective Date, including any Shares that become available in accordance with this Section 3 due to the forfeiture, termination or cancellation of such Awards. Such Shares may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

b)         Any Shares that are forfeited and any Shares that are subject to an Award (or portion thereof) that expires or is canceled, forfeited or terminated shall be available for issuance under the Plan. For purposes of this Section 3, any Shares that are used by a Participant as full or partial payment to the Company of the Exercise Price of a Stock Option or to the satisfaction of tax withholding obligations under the Plan shall not be available for granting future Awards under the Plan. Upon the exercise of a Stock Appreciation Right that is settled in Shares, the number of Shares remaining available for issuance under the Plan shall be reduced by the full number of Shares subject to such Stock Appreciation Right (rather than the number of Shares delivered upon exercise). The number of Shares available for issuance under the Plan shall be reduced by any Shares that are repurchased by the Company with the proceeds from the exercise of a Stock Option. Any Shares subject to an Award that is paid in cash shall again be available for granting future Awards under the Plan. In no event shall the maximum number of Shares issued upon the exercise of Incentive Stock Options granted on or after Effective Date exceed 500,000, subject to adjustment as provided in Section 11.

c)         No Participant may receive Awards representing more than 500,000 Shares (subject to adjustment as provided in Section 11) in any one calendar year. In addition, the maximum number of Performance Units that may be granted to a Participant in any one calendar year is 1,000,000.

d)         In no event shall the total compensation payable by the Company to any Outside Director for services performed as an Outside Director, including the grant date value of Awards under the Plan (determined under U.S. generally accepted accounting principles), cash retainers, and other compensation, exceed $750,000 per calendar year.

4)          Administration of this Plan.

a)         This Plan shall be administered by a committee appointed by the Board from among its members, provided that the Board may act as the Committee at any time it deems appropriate. To the extent required to comply with Rule 16b-3 (if the Board is not acting as the Committee), it is intended that each member of the Committee shall, at the time such member takes action with respect to an Award that is intended to qualify for the exemptions provided by Rule 16b-3, be a “non-employee director” within the meaning of Rule 16b-3. The Committee may delegate to any executive officer of the Company that is a member of the Board the authority to grant Awards to Participants who are not Outside Directors or executive officers of the Company, provided that the Committee shall have fixed the number of Shares subject to such grants.

b)         The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement, and any determination by the Committee pursuant to any provision of this Plan or any Award Agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

5)          Stock Options. The Committee may from time to time authorize grants to Participants of Stock Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)         Each grant shall specify the number of Shares to which it pertains.

b)         Each grant shall specify an Exercise Price per Share, which shall be equal to or greater than the Fair Market Value (110 percent of Fair Market Value for any Incentive Stock Option granted to a 10-percent shareholder, within the meaning of Section 422 of the Code) on the Grant Date.

c)         The form of consideration to be paid in satisfaction of the Exercise Price and the manner of payment of such consideration may be (i) cash in the form of currency, check or other cash equivalent acceptable to the Company; (ii) nonforfeitable, unrestricted Shares which have a value at the time of exercise that is equal to the Exercise Price, (iii) any other legal consideration that the Committee may deem appropriate and may specify in a grant, including, without limitation, any form of consideration authorized under Section 5(d) below, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

d)         On or after the Grant Date of any Stock Option other than an Incentive Stock Option, the Committee may determine that payment of the Exercise Price may also be made in whole or in part in the form of Restricted Shares or other Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Exercise Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 5(d), the Shares received by the Optionee upon the exercise of the Stock Options shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee; provided, however, such risks of forfeiture and restrictions on transfer shall apply only to the same number of Shares received by the Optionee as applied to the forfeitable or restricted Shares surrendered by the Optionee.

e)         Each Stock Option grant shall specify the period of continuous employment or service of the Optionee with the Company or any Subsidiary (or, in the case of an Outside Director, service on the Board) that is necessary before the Stock Option or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control or other similar transaction or event.

f)         Stock Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing; provided, however, only Nonqualified Stock Options may be granted to Outside Directors or other non-Employee Participants. Each grant shall specify whether (or the extent to which) the Stock Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the Shares with respect to which Stock Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options.

g)         No Stock Option granted under this Plan may be exercised more than 10 years from the Grant Date.

h)         Each Stock Option grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine, consistent with this Plan.

6)         Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee, expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)         Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares, or a combination thereof, and may either (i) grant to the Participant or reserve to the Committee the right to elect among those alternatives, or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

b)         Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

c)         Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable, and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

d)         Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a Change in Control or other similar transaction or event.

e)         Each grant shall be evidenced by an Award Agreement, which shall describe the subject Stock Appreciation Rights, identify any related Stock Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine, consistent with this Plan.

f)         Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Stock Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive, and (ii) by surrender of the related Stock Option (or such other right) for cancellation.

g)         No Stock Appreciation Right may be exercised more than ten years from the Grant Date.

h)         Regarding Freestanding Stock Appreciation Rights only:

(i)         Each grant shall specify for each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date.

(ii)         Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised.

(iii)         Each grant shall specify the period or periods of continuous employment or service of the Participant with the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control or other similar transaction or event.

(iv)         No Freestanding Stock Appreciation Right granted under this Plan may be exercised more than 10 years from the Grant Date.

7)         Restricted Shares. The Committee may authorize grants of Restricted Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)         Each grant shall, unless otherwise determined by the Committee, constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

b)         Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

c)         Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant (or sale) may provide for the earlier termination of such risk of forfeiture in the event of a Change in Control or other similar transaction or event.

d)         Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal rights of the Company, or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

e)         Any grant may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Performance Shares and Performance Units.

f)         Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine. Dividends with respect to Restricted Shares that are subject to the attainment of Performance Objectives shall not be paid or distributed until such Performance Objectives have been attained and the Restricted Shares have vested.

g)         Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine, consistent with this Plan. Unless otherwise directed by the Committee, any certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such certificated shares, shall be held in custody by the Company until all restrictions thereon lapse.

8)          Restricted Share Units. The Committee may authorize grants of Restricted Share Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)         Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment of such conditions as the Committee may specify.

b)         Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

c)         Each grant shall specify the time and manner of payment in respect of Restricted Share Units that have vested, and any grant may specify that any such amount may be paid by the Company in cash, Shares, or a combination thereof, and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives provided the Shares covered thereby shall be delivered to the Participant only upon vesting or at such later time as determined by the Committee on the Grant Date, subject to the requirements of Section 14, and any grant may provide for earlier payment in the event of a Change in Control or other similar transaction or event.

d)         Prior to the payment of the Restricted Share Units (and delivery of any underlying Shares), the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the underlying Shares and shall not have any right to vote such Shares, but the Committee may, on or after the Grant Date, authorize the payment of dividend equivalents on such Shares, in cash or additional Shares, and on a current, deferred or contingent basis. Dividend equivalents with respect to Restricted Share Units that are subject to the attainment of Performance Objectives shall not be paid or distributed until such Performance Objectives have been attained and the vested Award has been distributed to the Participant.

e)         Any grant may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Performance Shares and Performance Units.

f)         Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine, consistent with this Plan.

9)          Performance Shares and Performance Units. The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

a)         Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

b)         The Performance Period with respect to each Performance Share or Performance Unit shall commence on the date specified by the Committee and may be subject to earlier termination in the event of a Change in Control or other similar transaction or event.

c)         Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

d)         Each grant may specify for the established Performance Objectives a minimum acceptable level of achievement below which no payment will be made, and in such event shall set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum or full achievement of the established Performance Objectives.

e)         Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares, or a combination thereof, and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

f)         Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares to be issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

g)         Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon, in cash or additional Shares, provided that such dividend equivalent shall not be paid or distributed until the Performance Objectives applicable to the Performance Shares have been attained and the vested Award has been distributed to the Participant.

h)         The Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

i)         Each grant shall be evidenced by an Award Agreement, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine, consistent with this Plan.

10)         Transferability.

a)         Except as provided in Section 10(b) below, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and, during a Participant’s lifetime, Stock Options and Stock Appreciation Rights shall be exercisable only by the Participant or, in the event of the Participant’s legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

b)         The Committee may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer such Award (other than an Incentive Stock Option) to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, and the effect thereof, shall continue to apply following a transfer made in accordance with this Section 10(b).

c)         Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Stock Options or Stock Appreciation Rights, upon the payment in respect of Restricted Share Units or upon achievement of the Performance Objectives specified for Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions upon transfer.

11)         Adjustments. In the event of any stock dividend, stock split, spinoff, rights offering, extraordinary cash dividend, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company constituting an “equity restructuring” within the meaning of FASB Accounting Standards Codification Topic 718, Compensation-Stock Options, the Committee shall make or provide for such adjustments in (i) the number of remaining Available Shares, (ii) the number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units and Performance Shares granted hereunder, (iii) exercise and base prices per share applicable to such Options and Stock Appreciation Rights, and (iv) kind of shares covered thereby (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants. In the event of any merger, consolidation or any other corporate transaction or event having a similar effect, the Committee in its sole discretion may take any action described in the preceding sentence, and, moreover, it may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee shall also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11.

12)         Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

13)         Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required or permitted to be withheld. In the absence of such prior arrangements, the Company shall withhold a portion of such benefit or delivery of Shares in payment of such taxes, except to the extent such withholding of Shares is prohibited by any covenants governing the Company’s debt as in effect from time to time.

14)         Certain Termination Events, Hardship and Approved Leaves of Absence. In the event of termination of employment by reason of death, disability, normal retirement, or early retirement with the consent or agreement of the Company, or a leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds (i) a Stock Option or Stock Appreciation Right that is not immediately and fully exercisable, (ii) any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, (iii) Restricted Share Units as to which the payment condition has not been satisfied, (iv)  any Performance Shares or Performance Units that have not been fully earned, or (v) any Shares that are subject to any transfer restriction pursuant to Section 10(c) of this Plan, the Committee may in its discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

15)         Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16)         Amendments and Other Matters.

a)         This Plan may be amended from time to time by the Board or the Executive Committee of the Board, but no such amendment shall increase any of the amounts or limitations specified in Section 3 of this Plan, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the shareholders of the Company.

b)         Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Stock Options or the Base Price of Stock Appreciation Rights or cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the original Stock Options or a Base Price that is less than the Base Price of the original Stock Appreciation Rights without shareholder approval. No other action that would constitute a “repricing” under the applicable Nasdaq requirements shall be taken without the further approval of the shareholders of the Company.

c)         This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

d)         To the extent that any provision of this Plan would prevent any Stock Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Stock Option, provided, however, that such provision shall remain in effect with respect to other Stock Options, and there shall be no further effect on any provision of this Plan.

e)         The Company does not make any representation to any Participant or other person as any tax consequences expected, but not realized, by any Participant or other person with respect to any Award granted under the Plan, and neither the Company, any Subsidiary, the Board nor the Committee shall have any liability to indemnify or hold harmless any Participant or other person for any additional tax, interest or penalties that the Participant or other person may incur as a result of the grant, vesting or settlement of an Award.

17)         Regulation and Other Approvals.

a)         The obligation of the Company to sell or deliver Shares with respect to Stock Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

b)         The Plan is intended to comply with Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

c)         Each Stock Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange (including Nasdaq) or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of a Stock Option or the issuance of Shares, no Stock Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained in a manner acceptable to the Committee.

d)         Notwithstanding anything contained in the Plan to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares (including upon exercise of a Stock Option), to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act, or the rules and regulations promulgated thereunder. Any certificates evidencing any of such Shares shall be appropriately legended to reflect their status as restricted securities as aforesaid.

18)         Deferral. The Committee may permit a Participant to defer to another plan or program such Participant’s receipt of Shares or cash that would otherwise be due to such Participant by virtue of the exercise, vesting or achievement of an Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. Any such deferred arrangements shall be intended to comply with Code Section 409A; provided that the Company and its subsidiaries shall not be liable for any additional tax, interest or penalties that may be imposed on a Participant under Code Section 409A.

19)         Code Section 409A.

a)         It is intended that the Plan and all Award Agreements comply with or be exempt from the requirements of Code Section 409A and any related regulations or other guidance promulgated thereunder. Accordingly, the Plan and each Award Agreement shall be interpreted and administered to be in compliance with Code Section 409A, and if any provision of the Plan or any term or condition of any Award would otherwise conflict with this intent, the provision, term or condition will be interpreted or deemed amended so as to avoid this conflict. Any reservation of rights or any discretion reserved to the Committee or the Company regarding the timing of a payment of any Award subject to Code Section 409A will only be as broad as is permitted by Code Section 409A.

b)         Notwithstanding anything herein or in any Award Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided to a Participant who is a specified employee (within the meaning of Code Section 409A) during the six-month period immediately following the Participant’s separation from service (within the meaning of Code Section 409A) shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or the Participant’s death, if earlier). In addition, if the Participant is entitled to a series of installment payments, each amount to be paid to a Participant pursuant to the Plan or any Award Agreement shall be construed as a separately identified payment for purposes of Code Section 409A.

20)         Compensation Recovery. Notwithstanding anything in the Plan to the contrary, each Participant shall be subject to and bound by the Interface, Inc. Clawback Policy and any other compensation recovery or clawback policy adopted by the Company, as in effect from time to time, with respect to each Award and all Shares issued or payments made under any Award.

21)         Termination. No Award shall be granted after the tenth anniversary of the Effective Date, provided that all Awards granted prior to such date shall continue in effect thereafter subject to the terms thereof and of the Plan.

Interface®

1280 West Peachtree Street NW
Atlanta, GA 30309
www.interface.com

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Interface® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 13, 2024.

Online
Go to **www.envisionreports.com/TILE** or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of ten members of the Board of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John P. Burke	☐	☐	02 - Dwight Gibson	☐	☐	03 - Daniel T. Hendrix	☐	☐
04 - Laurel M. Hurd	☐	☐	05 - Christopher G. Kennedy	☐	☐	06 - Joseph Keough	☐	☐
07 - Catherine M. Kilbane	☐	☐	08 - K. David Kohler	☐	☐	09 - Catherine Marcus	☐	☐
10 - Robert T. O'Brien	☐	☐						

	For	Against	Abstain
2. Approval, on an advisory basis, of executive compensation.	☐	☐	☐
3. Approval of adoption of an amendment and restatement of the Interface, Inc. 2020 Omnibus Stock Incentive Plan.	☐	☐	☐
4. Ratification of the appointment of BDO USA, P.C. as the Company's Independent Registered Public Accounting Firm for 2024.	☐	☐	☐

5. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03Z0RA

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Interface, Inc.

Notice of 2024 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 13, 2024

Daniel T. Hendrix and Laurel M. Hurd, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 13, 2024, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.